Exhibit 4.1

Published CUSIP Number 25470UAF8

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 4, 2016

among

DISCOVERY COMMUNICATIONS, LLC,

and

CERTAIN SUBSIDIARIES

as Borrowers,

DISCOVERY COMMUNICATIONS, INC.,

as the Facility Guarantor,

the Lenders party hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

CITIBANK, N.A.

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Co-Syndication Agents,

RBC CAPITAL MARKETS

and

BNP PARIBAS SECURITIES CORP.,

as Co-Documentation Agents,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

MIZUHO BANK, LTD.,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

RBC CAPITAL MARKETS

and

BNP PARIBAS SECURITIES CORP.,

as Joint Lead Arrangers and Joint Bookrunners

i

3.06	Mitigation Obligations; Replacement of Lenders	86
3.07	Survival	87

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Amendment and Restatement	87
4.02	Conditions to all Credit Extensions	90

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	91
5.02	Authorization; No Contravention	91
5.03	Governmental Authorization; Other Consents	91
5.04	Binding Effect	92
5.05	Financial Statements; No Material Adverse Effect	92
5.06	Litigation	92
5.07	No Default	93
5.08	Ownership of Property; Liens	93
5.09	Environmental Compliance	93
5.10	Insurance	93
5.11	Taxes	93
5.12	ERISA Compliance	93
5.13	Subsidiaries; Joint Ventures	94
5.14	Margin Regulations; Investment Company Act	95
5.15	Disclosure	95
5.16	Compliance with Laws	95
5.17	Taxpayer Identification Number; Other Identifying Information	95
5.18	Intellectual Property; Licenses, Etc	96
5.19	Sanctions Restrictions	96
5.20	Representations as to Foreign Obligors	96
5.21	Anti-Corruption Laws	97
5.22	EEA Financial Institutions	97

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	98
6.02	Certificates; Other Information	99
6.03	Notices	101
6.04	Payment of Obligations	101
6.05	Preservation of Existence, Etc	101
6.06	Maintenance of Properties	102
6.07	Maintenance of Insurance	102
6.08	Compliance with Laws	102
6.09	Books and Records	102

6.10	Inspection Rights	102
6.11	Use of Proceeds	103
6.12	Approvals and Authorizations	103
6.13	Sanctions	103
6.14	Anti-Corruption Laws	103

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	103
7.02	Investments	105
7.03	Indebtedness	106
7.04	Fundamental Changes	107
7.05	Dispositions	108
7.06	Restricted Payments	108
7.07	Change in Nature of Business	109
7.08	Transactions with Affiliates	109
7.09	Burdensome Agreements	110
7.10	Use of Proceeds	111
7.11	Financial Covenants	112
7.12	Sanctions Restrictions	112
7.13	Anti-Corruption Laws	112

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	112
8.02	Remedies Upon Event of Default	115
8.03	Application of Funds	115

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	116
9.02	Rights as a Lender	117
9.03	Exculpatory Provisions	117
9.04	Reliance by Administrative Agent	118
9.05	Delegation of Duties	118
9.06	Resignation of Administrative Agent	118
9.07	Non-Reliance on Administrative Agent and Other Lenders	120
9.08	No Other Duties, Etc	120
9.09	Administrative Agent May File Proofs of Claim	120
9.10	Collateral Matters	121

ARTICLE X.
CONTINUING GUARANTY

10.01	Guaranty	122
10.02	Rights of Lenders	122
10.03	Certain Waivers	123
10.04	Obligations Independent	123
10.05	Subrogation	123
10.06	Termination; Reinstatement	123
10.07	Subordination	124
10.08	Stay of Acceleration	124
10.09	Condition of Borrowers	124

ARTICLE XI.
MISCELLANEOUS

11.01	Amendments, Etc	124
11.02	Notices; Effectiveness; Electronic Communication	127
11.03	No Waiver; Cumulative Remedies; Enforcement	129
11.04	Expenses; Indemnity; Damage Waiver	130
11.05	Payments Set Aside	132
11.06	Successors and Assigns	132
11.07	Treatment of Certain Information; Confidentiality	138
11.08	Right of Setoff	139
11.09	Interest Rate Limitation	140
11.10	Counterparts; Integration; Effectiveness	140
11.11	Survival of Representations and Warranties	140
11.12	Severability	141
11.13	Replacement of Lenders	141
11.14	Governing Law; Jurisdiction; Etc	142
11.15	Waiver of Jury Trial	143
11.16	No Advisory or Fiduciary Responsibility	143
11.17	Electronic Execution of Assignments and Certain Other Documents	144
11.18	USA PATRIOT Act	144
11.19	Judgment Currency	145
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	145
11.21	ENTIRE AGREEMENT	145

SIGNATURES		S-1

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
2.01A	Closing Date Tranche 1 Borrowers
2.01B	Closing Date Tranche 2 Borrowers
5.12	Pension Plans
5.13	Subsidiaries; Joint Ventures
5.17	Identification Numbers for Designated Borrowers that are Foreign Subsidiaries
7.01	Existing Liens
7.03	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Amended and Restated Note (Tranche 1 Loans)
C-2	Amended and Restated Note (Tranche 2 Loans)
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
G-1	Opinion of counsel to the Loan Parties
G-2	Opinion of special U.K. counsel to the Loan Parties
G-3	Opinion of special Singapore counsel to the Administrative Agent
G-4	Opinion of special Luxembourg counsel to the Loan Parties
G-5	Opinion of special Luxembourg counsel to the Administrative Agent
G-6	Opinion of special Spain counsel to the Loan Parties
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
K	U.S. Tax Compliance Certificates

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of February 4, 2016, among DISCOVERY COMMUNICATIONS, LLC, a Delaware limited liability company (the “Company”), certain wholly-owned Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), DISCOVERY COMMUNICATIONS, INC., a Delaware corporation (the “Facility Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Company, the Facility Guarantor, the lenders party thereto (the “Existing Lenders”) and Bank of America, N.A., as administrative agent for such lenders, swingline lender, and letter of credit issuer, entered into that certain Credit Agreement dated as of June 20, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have made available to the Borrowers a senior revolving credit facility, with two separate tranches and, under one such tranche, a letter of credit subfacility and a swing loan subfacility.

The Company has requested that the Lenders agree to an amendment and restatement of the Existing Credit Agreement in the form of this Agreement to provide a senior revolving credit facility, with two separate tranches and, under one such tranche, a letter of credit subfacility and a swing loan subfacility, and the Lenders are willing to do so on the terms and subject to the conditions set forth herein, including, without limitation, the Guaranty of the Guarantors.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.18.

“Additional Commitment Lender” has the meaning specified in Section 2.18(d).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $2,000,000,000.

“Aggregate Tranche 1 Commitments” means the Tranche 1 Commitments of all the Tranche 1 Lenders. As of the Closing Date, the Aggregate Tranche 1 Commitments are $1,425,000,000.

“Aggregate Tranche 2 Commitments” means the Tranche 2 Commitments of all the Tranche 2 Lenders. As of the Closing Date, the Aggregate Tranche 2 Commitments are $575,000,000.

“Agreement” means this Amended and Restated Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or an L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Percentage” means (i) with respect to any Tranche 1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Tranche 1 Commitments represented by such Tranche 1 Lender’s Tranche 1 Commitment at such time, and (ii) with respect to any Tranche 2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Tranche 2 Commitments represented by such Tranche 2 Lender’s Tranche 2 Commitment at such time, subject in each case to adjustment as provided in Section 2.17. If the commitment of each Tranche 1 Lender to make Tranche 1 Loans, the obligation of the L/C Issuers to make L/C Credit Extensions and the obligation of the Swing Line Lender to make Swing Line Loans have been terminated pursuant to Section 8.02 or if the Aggregate Tranche 1 Commitments have expired, then the Applicable Percentage of each Tranche 1 Lender shall be determined based on the Applicable Percentage of such Tranche 1 Lender most recently in effect, giving effect to any subsequent assignments; and if the commitment of each Tranche 2 Lender to make Tranche 2 Loans has been terminated pursuant to Section 8.02 or if the Aggregate Tranche 2 Commitments have expired, then the Applicable Percentage of each Tranche 2 Lender shall be determined based on the Applicable Percentage of such Tranche 2 Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Tranche 1 Lender is set forth opposite the name of such Tranche 1 Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable, and the initial Applicable Percentage of each Tranche 2 Lender is set forth opposite the name of such Tranche 2 Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 2 Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Applicable Margin for LIBOR Loans; Letter of Credit Fee	Applicable Margin for Base Rate Loans and Swing Line Loans
1	A-/A3 or better	10.0 bps	77.5 bps	0.0 bps
2	BBB+/Baa1	12.5 bps	87.5 bps	0.0 bps
3	BBB/Baa2	15.0 bps	110.0 bps	10.0 bps
4	BBB-/Baa3	20.0 bps	130.0 bps	30.0 bps
5	BB+/Ba1 or worse	30.0 bps	145.0 bps	45.0 bps

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03(d) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or an L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicable Tranche 1 Percentage” means with respect to any Tranche 1 Lender at any time, such Tranche 1 Lender’s Applicable Percentage at such time.

“Applicable Tranche 2 Percentage” means with respect to any Tranche 2 Lender at any time, such Tranche 2 Lender’s Applicable Percentage at such time.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Appropriate Lender” means, at any time, (a) with respect to any of the Tranche 1 Loans, a Tranche 1 Lender, (b) with respect to any of the Tranche 2 Loans, a Tranche 2 Lender, (c) with respect to the Letters of Credit, if any Letters of Credit have been issued or are outstanding hereunder, the Tranche 1 Lenders and (d) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant hereto, the Tranche 1 Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Mizuho Bank, Ltd., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets and BNP Paribas Securities Corp. in its capacity as a joint lead arranger and a joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Facility Guarantor and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Facility Guarantor and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Tranche 1 Commitments or Aggregate Tranche 2 Commitments, as the case may be, pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Banking Services” means each and any of the following bank services provided to the Company or any of its Subsidiaries: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Bonds” means the notes issued pursuant to the Indenture dated as of August 19, 2009, among the Company, the Facility Guarantor and U.S. Bank National Association.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by a Designated Borrower that is resident in the United Kingdom for tax purposes with respect to a Lender within 30 days of the date on which such Lender has notified its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(c)(iii) to the Designated Borrower.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations, or obligations of the Lenders to fund participations in respect of, L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which both:

(a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any Significant Shareholder or any combination of Significant Shareholders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the equity securities of the Facility Guarantor or the Company entitled to vote for members of the board of directors or equivalent governing body of such Loan Party, measured by voting power rather than number of shares;

(ii) the first day on which a majority of the members of the board of directors or other equivalent governing body of the Facility Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on August 19, 2009, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, such approval either by a specific vote or by approval of the Facility Guarantor’s proxy statement in which such member was named as a nominee for election as a director);

(iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Facility Guarantor and its Subsidiaries, or the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934) other than to the Facility Guarantor or one of its Subsidiaries;

(iv) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Securities Exchange Act of 1934 (or any successor provision) with respect to each class of the Facility Guarantor’s common stock, following which any Significant Shareholder or any combination of Significant Shareholders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, more than 50% of the outstanding equity securities of the Facility Guarantor or the Company entitled to vote for members of the board of directors or equivalent governing body of the Facility Guarantor or the Company, as the case may be, measured by voting power rather than number of shares; or

(v) the adoption of a plan relating to the liquidation, dissolution or winding up of the Facility Guarantor; and

(b) within 60 days after the occurrence of any event described in clauses (a)(i) to (v), the Loan Parties shall not have procured and delivered to the Administrative Agent a rating of the Company’s non-credit enhanced, senior long-term debt from both of S&P and Moody’s of “BBB-” or better by S&P (or its equivalent under any successor rating category of S&P) and a rating of “Baa3” or better by Moody’s (or its equivalent under any successor rating category of Moody’s).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, the sum of its Tranche 1 Commitment and its Tranche 2 Commitment.

“Committed Borrowing” means a Tranche 1 Borrowing or a Tranche 2 Borrowing.

“Committed Loan” means a Tranche 1 Loan or a Tranche 2 Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense (other than Film Rights Amortization, but including amortization expense from launch and representation rights) (iv) expenses related to long term incentive plans of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period, (v) amounts attributable to a minority interest in any Subsidiary of the Company held by a Person (other than the Company or another Subsidiary of the Company) which do not represent a cash item in such period, (vi) amounts attributable to losses in respect of equity interests in unconsolidated Persons which do not represent a cash item in such period, and (vii) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (except as also excluded from clause (d) below, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters of credit in an aggregate face amount of not more than $5,000,000 and (ii) surety bonds in an aggregate face amount of not more than $5,000,000), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which the Company or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period then most recently ended on or prior to such date, to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Measurement Period then most recently ended on or prior to such date.

“Consolidated Net Income” means, for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect. In the case of a Spanish Borrower, reference to “similar debtor relief Laws of the United States or other applicable jurisdictions” means the Spanish insolvency law (Ley 22/2003, de 9 de Julio, Concursal).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, judicial manager, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Borrowers’ Guarantor” has the meaning specified in Section 10.01.

“Designated Borrowers’ Obligations” has the meaning specified in Section 10.01.

“Designated Default” means a Default under Sections 8.01(a), (f) or (g).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is targeted by any Sanction.

“Discovery Communications Europe” means Discovery Communications Europe Ltd., a company organized under the laws of England and Wales.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.. The term “Disposition” shall not include (a) any issuance of Equity Interests otherwise permitted by Section 7.06, (b) any Involuntary Disposition or (c) any cash payments otherwise permitted under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Facility Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Facility Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Facility Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Facility Guarantor or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a) With respect to any Credit Extension:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA, and (e) where the relevant Lender is a Treaty

Lender, Taxes attributable to that Lender failing to comply with its obligations under Section 3.01(c)(iii), (iv) and (vii) below. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax (other than Other Connection Taxes) imposed at any time on payments made by or on behalf of a Foreign Obligor to any Recipient hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e)(i), (iii), and (iv) and, if the relevant Lender is a Treaty Lender, Section 3.01(c)(iii), (iv), and (vii).

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Lenders” has the meaning specified in the introductory paragraph hereto.

“Existing Letters of Credit” means the letters of credit outstanding under the Existing Credit Agreement on the Closing Date, if any, identified on Schedule 1.01.

“Extending Lender” has the meaning specified in Section 2.18(e).

“Extension Election Date” has the meaning specified in Section 2.18(a).

“Facility Guarantor” has the meaning specified in the introductory paragraph hereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means each of (i) the Joint Fee Letter, (ii) the letter agreement dated January 6, 2016, among the Facility Guarantor, the Company, Merrill Lynch, Pierce, Fenner &

Smith Incorporated and the Administrative Agent, (iii) the letter agreement dated January 6, 2015, among the Facility Guarantor, the Company, BNP Paribas and BNP Paribas Securities Corp., (iv) the letter agreement dated January 6, 2015, among the Facility Guarantor, the Company, and Citigroup Global Markets Inc., (v) the letter agreement dated January 6, 2015, among the Facility Guarantor, the Company, J.P. Morgan Securities LLC, and JPMorgan Chase Bank, N.A. and (vi) the letter agreement dated January 6, 2015, among the Facility Guarantor, the Company and Mizuho Bank, Ltd.

“Film Rights Amortization” means, for any Person, the amortization of payments for the acquisition of film rights and broadcast programming by such Person in accordance with GAAP.

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Tranche 1 Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Tranche 1 Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” and “Guarantors” have the meanings specified in Section 10.01.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender Parties pursuant to Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all non-contingent obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice or such other period that is twelve months or less requested by the Company and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in respect of any Investment. For the avoidance of doubt, advances and reimbursements to officers, directors or employees of the Company and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes shall not be deemed to be an Investment hereunder.

“Involuntary Disposition” means any casualty loss, destruction, condemnation or other involuntary taking by any Governmental Authority of any property of the Company or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“Joint Fee Letter” means the letter agreement dated January 6, 2016, among the Facility Guarantor, the Company and each of Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Mizuho Bank, Ltd., Citigroup Global Markets Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Royal Bank of Canada, BNP Paribas and BNP Paribas Securities Corp.

“Joint Venture” means any Person (other than a wholly-owned Subsidiary of the Company) if any of the Equity Interests of such Person having ordinary voting power for the election of directors or other governing body of such Person are held by the Company and/or any of its Subsidiaries and the Company or any such Subsidiary is a party to a Joint Venture Agreement in respect of such Equity Interests.

“Joint Venture Agreement” means, for any Joint Venture, any stockholder agreement, voting trust agreement, limited liability company agreement, operating agreement or other similar agreement related to the ownership of the Equity Interests of such Joint Venture having ordinary voting power for the election of directors or other governing body of such Joint Venture among the owners of such Equity Interests.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Tranche 1 Lender, such Tranche 1 Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Tranche 1 Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Tranche 1 Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit in an aggregate principal stated amount at any one time outstanding that, together with all L/C Obligations issued by such L/C Issuer and owing then thereto, does not exceed the Dollar Equivalent of $17,000,000.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Bank of America, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Royal Bank of Canada, Citibank, N.A. and BNP Paribas in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed

Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes a Lender in its capacity as an L/C Issuer, as Tranche 1 Lender, as Tranche 2 Lender and (in the case of Bank of America) as Swing Line Lender.

“Lender Parties” means, collectively, the Lenders (including the Swing Line Lender), the L/C Issuers and the Administrative Agent.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include any Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Tranche 1 Commitments then in effect. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; and Yen; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement (including the Guaranty), each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 and the Fee Letters.

“Loan Parties” means the Company, each Guarantor, and each Designated Borrower.

“Loan Party Materials” has the meaning specified in Section 6.02.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Luxembourg Borrower” means a Designated Borrower that is organized, incorporated or formed under the laws of Luxembourg.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Facility Guarantor and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the later of (a) February 4, 2021 and (b) if maturity is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means a period of four consecutive fiscal quarters of the Company. Unless otherwise specified, on any date of determination, a reference herein to a Measurement Period shall be to such period then ended or then most recently ended, as the case may be.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the aggregate Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Facility Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Facility Guarantor or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that: (i) (A) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (B) has been approved by the Required Lenders; (ii) (A) requires the approval of all Tranche 1 Lenders in accordance with the terms of Section 11.01 and (B) has been approved by the Required Tranche 1 Lenders; or (iii) (A) requires the approval of all Tranche 2 Lenders in accordance with the terms of Section 11.01 and (B) has been approved by the Required Tranche 2 Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.18(b).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C-1 (in the case of Tranche 1 Loans) and Exhibit C-2 (in the case of Tranche 2 Loans).

“Notice Date” has the meaning specified in Section 2.18(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts, and any Cash Collateral posted by the Company in respect of such L/C Obligations, which such reimbursements or posting of Cash Collateral shall, in each case, reduce the Outstanding Amount.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the applicable L/C Issuer in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Facility Guarantor and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Priority Amount” on any date of determination means an amount equal to the sum of (a) 10% of the total consolidated assets of the Company and its Subsidiaries on such date, plus (b) for the Company and its Subsidiaries on a consolidated basis, outstanding Attributable Indebtedness on such date in respect of the capital leases identified on Schedule 7.01 and any renewals or extensions thereof permitted by Section 7.01(b) .

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Facility Guarantor or any ERISA Affiliate or any such Plan to which the Facility Guarantor or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for any transaction or proposed transaction deemed to have occurred on and as of the first day of a Measurement Period pursuant to Section 1.03(d), the following pro forma adjustments:

(a) in the case of any such transaction or proposed transaction that is a Disposition, all income statement items (whether positive or negative) attributable to property, line of business or the Person subject to such Disposition shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period;

(b) in the case of any such transaction or proposed transaction that is an Investment, income statement items (whether positive or negative) attributable to property, line of business or the Person subject to such Investment shall be included in the results of the Company and its Subsidiaries for such Measurement Period;

(c) in the case of any retirement of Indebtedness or any Indebtedness that was or is to be repaid or refinanced in such transaction or proposed transaction, interest accrued on such Indebtedness during such Measurement Period shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period (and to the extent not already excluded pursuant to any other clause of this definition or pursuant to Section 1.03(d), the principal amount of such Indebtedness shall also be excluded); and

(d) in the case of the incurrence or assumption of any Indebtedness in such transaction or proposed transaction, interest shall be deemed to have accrued on such Indebtedness during such Measurement Period (in the case of interest that accrues at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Company and its Subsidiaries for such Measurement Period.

“Public Lender” has the meaning specified in Section 6.02.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other Business Day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other Business Day as otherwise reasonably determined by the Administrative Agent).

“RBC Capital Markets” means RBC Capital Markets as a brand name for the capital markets businesses of Royal Bank of Canada and its Affiliates.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or applicable L/C Issuer, as the case may be, in making such determination.

“Required Tranche 1 Lenders” means, at any time, Tranche 1 Lenders having Total Tranche 1 Credit Exposures representing more than 50% of the Total Tranche 1 Credit Exposures of all Tranche 1 Lenders. The Total Tranche 1 Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Tranche 1 Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Tranche 1 Lender shall be deemed to be held by the Tranche 1 Lender that is the Swing Line Lender or applicable L/C Issuer, as the case may be, in making such determination.

“Required Tranche 2 Lenders” means, at any time, Tranche 2 Lenders having Total Tranche 2 Credit Exposures representing more than 50% of the Total Tranche 2 Credit Exposures of all Tranche 2 Lenders. The Total Tranche 2 Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Tranche 2 Lenders at any time.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, senior executive vice president, executive vice president, senior vice president, vice president – treasury, treasurer, assistant treasurer or controller of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates (or other certificates of Foreign Obligors evidencing the identity, authority and capacity of each Responsible Officer) pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party (or, for a Loan Party organized in any non-US jurisdiction, any equivalent of the foregoing, including any director thereof), and with respect to each Foreign Obligor organized in a foreign jurisdiction in which directors are generally authorized under applicable Law to execute agreements, a director thereof, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, for any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or (in respect of any Tranche 1 Loans) the Required Tranche 1 Lenders shall require or (in respect of any Tranche 2 Loans) the Required Tranche 2 Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date on which a Letter of Credit is automatically extended pursuant to Section 2.03(b)(iii), (iii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iv) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (v) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (vi) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, (i) as to any Tranche 1 Lender at any time, the aggregate Outstanding Amount at such time of its Tranche 1 Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations and Swing Line Loans at such time, and (ii) as to any Tranche 2 Lender at any time, the aggregate Outstanding Amount at such time of its Tranche 2 Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Shareholder” means each of (a) Advance/Newhouse Programming Partnership, (b) the Facility Guarantor or any of its Subsidiaries, and (c) any other Person if 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account any option rights) is “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934), directly or indirectly, by Advance/Newhouse Programming Partnership or the Facility Guarantor or one of its Subsidiaries or any combination thereof.

“Significant Subsidiary” means, as of any date of determination, each direct or indirect Subsidiary of the Company that either (i) has assets as of such date the book value of which is equal to 5% or more of the consolidated total assets as of the last day of the four fiscal quarter period of the Company most recently ended for which financial information is available or (ii) had revenues in such four fiscal quarter period equal to 5% or more of the consolidated total revenues of the Company and its Subsidiaries. For the purpose of the foregoing calculations, the assets and revenues of a Subsidiary shall be deemed to include the assets and revenues of its Subsidiaries.

“Spanish Borrower” means a Designated Borrower that is organized, incorporated or formed under the laws of Spain.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Transaction” means (a) any Investment or series of related Investments in Equity Interests or assets constituting a line of business of a Person or Persons made by the Company or any of its Subsidiaries and permitted pursuant to Section 7.02(e) or (f) in an amount in excess of $100,000,000 made during any Measurement Period in which the aggregate amount of all Investments made by the Company and its Subsidiaries and permitted pursuant to Section 7.02(e) or (f) exceeds (or would exceed) $300,000,000, and (b) any Disposition or series of related Dispositions of Equity Interests or assets constituting a line of business of a Person or Persons made by the Company or any of its Subsidiaries and permitted pursuant to Section 7.05(f) or (g) in an amount in excess of $100,000,000 made during any Measurement Period in which aggregate amount of all Dispositions made by the Company and its Subsidiaries and permitted pursuant to Section 7.05(f) and (g) exceeds (or would exceed) $300,000,000.

“Spot Rate” for a currency means: the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and, provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Facility Guarantor. All references herein to a “wholly-owned Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person, other than, to the extent required by the applicable laws of the jurisdiction of organization of such entity (a) any such shares that are required by such laws to be owned by the government of such jurisdiction or individuals or corporate citizens of such jurisdiction in order for such entity to transact business in such jurisdiction and (b) directors qualifying shares. Notwithstanding anything to the contrary in the immediately preceding sentence, for all purposes of this Agreement, Animal Planet, LP, a Delaware limited partnership, shall be deemed to be a wholly-owned Subsidiary of the Company if, and so long as, its Equity Interests are beneficially owned (i) at least 85% either directly by the Company or indirectly by the Company through one or more Subsidiaries of the Company and (ii) the remainder, if any, either directly by the Facility Guarantor or indirectly by the Facility Guarantor through one or more other Subsidiaries of the Facility Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Tranche 1 Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $100,000,000.

“Total Credit Exposure” means, as to any Lender, at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Tranche 1 Credit Exposure” means, as to any Tranche 1 Lender at any time, the unused Tranche 1 Commitments and Revolving Credit Exposure of such Tranche 1 Lender at such time.

“Total Tranche 1 Outstandings” means the aggregate Outstanding Amount of all Tranche 1 Loans, all Swing Line Loans and all L/C Obligations.

“Total Tranche 2 Credit Exposure” means, as to any Tranche 2 Lender at any time, the unused Tranche 2 Commitments and Revolving Credit Exposure of such Tranche 2 Lender at such time.

“Total Tranche 2 Outstandings” means the aggregate Outstanding Amount of all Tranche 2 Loans.

“Tranche” means the Tranche 1 Commitments or the Tranche 2 Commitments, as the context may require.

“Tranche 1 Borrowing” means a borrowing consisting of simultaneous Tranche 1 Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Tranche 1 Lenders pursuant to Section 2.01(a).

“Tranche 1 Commitment” means, as to each Tranche 1 Lender, its obligation to (a) make Tranche 1 Loans to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Tranche 1 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 1 Lender” means a Lender with a Tranche 1 Commitment, holding Tranche 1 Loans or holding participations in any L/C Obligations or Swing Line Loans and, as the context requires, includes a Tranche 1 Lender in its capacity as an L/C Issuer and (in the case of Bank of America) as Swing Line Lender.

“Tranche 1 Loan” has the meaning specified in Section 2.01(a).

“Tranche 2 Borrowing” means a borrowing consisting of simultaneous Tranche 2 Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Tranche 2 Lenders pursuant to Section 2.01(b).

“Tranche 2 Commitment” means, as to each Tranche 2 Lender, its obligation to make Tranche 2 Loans to the Borrowers pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Tranche 2 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 2 Lender” means a Lender with a Tranche 2 Commitment or holding Tranche 2 Loans.

“Tranche 2 Loan” has the meaning specified in Section 2.01(b).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of a Treaty with the United Kingdom or Spain; and

(b)	does not carry on a business in the United Kingdom or in Spain through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom or with Spain which makes provision for full exemption from tax, or a reduction in tax, imposed by the United Kingdom or by Spain on interest.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, wherever imposed.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Luxembourg provisions and English terms relating to Luxembourg Borrowers. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Borrower, a reference to:

(i) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv) creditors process means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(v) a guarantee includes any guarantee which is independent from the debt to which it relates as well as any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code; and

(vi) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés).

(e) Spanish provisions relating to the Spanish Borrower.

Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to the Spanish Borrower, a reference to:

(i) a winding up, insolvency proceeding, dissolution or administration includes disolución, liquidación, concurso and any other proceeding replacing them; and

(ii) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes an administrador concursal.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Facility Guarantor and its Subsidiaries or to the determination of any amount for the Facility Guarantor and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Facility Guarantor is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Determinations. Notwithstanding anything in this Agreement to the contrary:

(i) if on any date of determination pro forma compliance with the requirements of this Agreement is a condition precedent to the consummation of a proposed transaction pursuant to any provision of this Agreement, then for that purpose such compliance shall be determined on a Pro Forma Basis giving effect to (A) such proposed transaction and (B) without duplication, any Specified Transaction that has been consummated during the Measurement Period then most recently ended for which financial statements have been delivered pursuant to Section 6.01 or during the period following such Measurement Period and prior to such date, in each case, as of the first day of such Measurement Period; and

(ii) for each Specified Transaction that is consummated during any Measurement Period, compliance with the requirements of this Agreement shall be determined on a Pro Forma Basis giving effect to such Specified Transaction as of the first day of such Measurement Period.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate

Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06 Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans under either Tranche be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the last sentence of Section 1.06(b) shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If (i) with respect to Tranche 1, the Administrative Agent and all the Tranche 1 Lenders consent to making Eurocurrency Rate Loans in such requested currency and (ii) with respect to Tranche 2, the Administrative Agent and all the Tranche 2 Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans with respect to the respective Tranche; and if the Administrative Agent and all the L/C Issuers consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall, for all purposes other than calculating Letter of Credit Fees and fronting fees, be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10 Amendment and Restatement. In order to facilitate the amendment and restatement contemplated by this Agreement and otherwise to effectuate the desires of the Loan Parties, the Administrative Agent and the Lenders:

(a) Simultaneously with the Closing Date, but immediately prior to giving effect to Section 1.10(d), the parties hereby agree that the Commitments and Applicable Percentages (as defined in the Existing Credit Agreement) of each of the Lenders shall be as set forth on Schedule 2.01, and (i) the Outstanding Amounts of each Lender’s Committed Loans (as defined in the Existing Credit Agreement) and (ii) the aggregate Outstanding Amount of each Tranche 1

Lender’s participation in L/C Obligations and Swing Line Loans shall, in each case, be reallocated as outstanding Committed Loans hereunder in accordance with such Commitments and outstanding participations in L/C Obligations and Swing Line Loans hereunder in accordance with such Commitments, as applicable, and the requisite assignments shall be deemed to be made in such amounts from (A) each Tranche 1 Lender to each other Tranche 1 Lender and (B) each Tranche 2 Lender to each other Tranche 2 Lender (and, if necessary, to (x) Tranche 1 Lenders hereunder from Tranche 1 Lenders under, and as defined in, the Existing Credit Agreement and (y) Tranche 2 Lenders hereunder from Tranche 2 Lenders under, and as defined in, the Existing Credit Agreement, in each case, who elect not to become Tranche 1 Lenders or Tranche 2 Lenders, as applicable, under this Agreement or who reduce their commitments in connection with this Agreement), with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, but without the payment of any related assignment fee; provided that the Existing Lenders who are Lenders under this Agreement hereby waive any notice requirements pursuant to Section 2.05 of the Existing Credit Agreement in connection with any prepayment that may occur or may be deemed to occur thereunder in connection with this Section 1.10(a). For the avoidance of doubt, simultaneously with the Closing Date, the parties hereby agree that each Swing Line Loan outstanding under, and as defined in, the Existing Credit Agreement as of such date shall continue as a Swing Line Loan hereunder and each “Letter of Credit” outstanding under, and as defined in, the Existing Credit Agreement as of such date and identified as an “Existing Letter of Credit” hereunder shall continue as a Letter of Credit hereunder.

(b) Notwithstanding anything to the contrary in the Existing Credit Agreement or in this Agreement, no other documents or instruments, including any Assignment and Assumption, shall be, or shall be required to be, executed in connection with the assignments set forth in Section 1.10(a) above (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption. On the Closing Date, the applicable Lenders shall make full cash settlement with one another either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments and the portion of the Outstanding Amount of the Committed Loans allocable to each Lender, such that after giving effect to such settlements the Commitment of, and Outstanding Amount of Committed Loans and aggregate Outstanding Amount of participation in L/C Obligations and Swing Line Loans, if any, owing to, each Lender shall be as set forth on Schedule 2.01.

(c) The Loan Parties, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the obligations arising hereunder, the rights and interests of the Administrative Agent and the Lenders and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(d) Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this Section 1.10, and of any related “Loan Document” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Existing Loan Documents”), (i) all of the indebtedness, liabilities and obligations owing by the Borrowers or any other Person under the Existing Credit Agreement and other Existing Loan Documents shall continue as Obligations hereunder and thereunder (including, without limitation, all accrued and unpaid interest and fees under the Existing Credit Agreement) and (ii) this Agreement is given as a substitution of, and not as a payment of, the indebtedness, liabilities and obligations of the Borrowers or the other Loan Parties under the Existing Credit Agreement or any Existing Loan Document, and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Existing Loan Documents or any obligations thereunder. Upon the effectiveness of this Agreement all Loans outstanding and owing by the Borrowers under the Existing Credit Agreement as of the Closing Date shall continue as Loans hereunder. Each Lender party hereto that is a lender under the Existing Credit Agreement shall be deemed to have waived the requirement for payment by the Borrowers of any amounts required pursuant to Section 3.05 of the Existing Credit Agreement as a result of any reallocation or deemed assignments in connection the entering into of this Agreement.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.14), each Tranche 1 Lender severally agrees to make loans (each such loan, a “Tranche 1 Loan”) to the Company and to any other Borrowers designated to receive Tranche 1 Loans hereunder, in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 1 Lender’s Tranche 1 Commitment; provided, however, that after giving effect to any Tranche 1 Borrowing, (i) the Total Tranche 1 Outstandings shall not exceed the Aggregate Tranche 1 Commitments and (ii) the Revolving Credit Exposure of any Tranche 1 Lender shall not exceed such Tranche 1 Lender’s Tranche 1 Commitment. Within the limits of each Tranche 1 Lender’s Commitment, and subject to the other terms and conditions hereof, the applicable Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Tranche 1 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. The Borrowers designated to receive Tranche 1 Loans as of the Closing Date are set forth on Schedule 2.01A.

(b) Subject to the terms and conditions set forth herein (including Section 2.14), each Tranche 2 Lender severally agrees to make loans (each such loan, a “Tranche 2 Loan”) to the Company and any other Borrowers designated to receive Tranche 2 Loans hereunder, in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 2 Lender’s Tranche 2 Commitment; provided, however, that after giving effect to any Tranche 2 Borrowing, (i) the Total Tranche 2 Outstandings shall not exceed the Aggregate Tranche 2 Commitments and (ii) the Revolving Credit Exposure of any Tranche 2 Lender shall not exceed such Tranche 2 Lender’s Tranche 2 Commitment. Within the limits of each Tranche 2 Lender’s Tranche 2 Commitment, and subject to the other terms and conditions hereof, the applicable Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Tranche 2 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. The Borrowers designated to receive Tranche 2 Loans as of the Closing Date are set forth on Schedule 2.01B.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing (and the applicable Tranche), a conversion of Committed Loans (and the applicable Tranche) from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of (x) Committed Loans denominated in an Alternative Currency or (y) Committed Loans to a Designated Borrower that is a Foreign Subsidiary, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the

Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency. No Tranche 1 Loan may be converted into or continued as a Tranche 2 Loan, and no Tranche 2 Loan may be converted into or continued as a Tranche 1 Loan. The Company shall use commercially reasonable efforts to the extent practicable (taking into account the minimum denominations required for Committed Borrowings and the Company or other Borrower’s need for Loans in Alternative Currencies) to allocate Committed Borrowings hereunder such that, after giving pro forma effect to each such Committed Borrowing, the percentage of unused Tranche 1 Commitments relative to the Aggregate Tranche 1 Commitments and unused Tranche 2 Commitments relative to the Aggregate Tranche 2 Commitments are approximately equal; provided that, the failure to maintain such approximately equal percentages shall not be a Default or Event of Default hereunder.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans, continuation of Committed Loans denominated in a currency other than Dollars, or the continuation of a Committed Loan to a Designated Borrower that is a Foreign Subsidiary, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:30 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, (i) no Tranche 1 Loans may be requested as, converted to or continued as Eurocurrency Rate Loans having Interest Periods of greater than one month (whether in Dollars or any Alternative Currency) without the consent of the Required Tranche 1 Lenders, and the Required Tranche 1 Lenders may demand that any or all of the then outstanding

Tranche 1 Loans constituting Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto (ii) no Tranche 2 Loans may be requested as, converted to or continued as Eurocurrency Rate Loans having Interest Periods of greater than one month (whether in Dollars or any Alternative Currency) without the consent of the Required Tranche 2 Lenders, and the Required Tranche 2 Lenders may demand that any or all of the then outstanding Tranche 2 Loans constituting Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than sixteen Interest Periods in effect with respect to all Committed Loans.

(f) The failure of any Lender to make any Committed Loan to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Loan on the date of such Committed Borrowing. Except as expressly contemplated by Section 2.16(a)(iv), no Lender shall be responsible for the failure of any other Lender to make any Committed Loan to be made by such other Lender on the date of any Committed Borrowing.

2.03 Letters of Credit.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Tranche 1 Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company, and to amend or extend, Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Tranche 1 Lenders severally agree to participate in Letters of Credit issued for the account of the Company and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the L/C Obligations issued by and owing to any L/C Issuer shall not exceed its L/C Commitment unless otherwise agreed to by such L/C Issuer in its sole discretion, and shall not exceed the Letter of Credit Sublimit in any event, (x) the Total Tranche 1 Outstandings shall not exceed the Aggregate Tranche 1 Commitments, (y) the Revolving Credit Exposure of any Tranche 1

Lender shall not exceed such Tranche 1 Lender’s Tranche 1 Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the applicable L/C Issuer and the Required Tranche 1 Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer and all the Tranche 1 Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(F) any Tranche 1 Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Tranche 1 Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Tranche 1 Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Company shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Tranche 1 Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV or in the proviso in Section 2.03(a)(i)(w) – (z) shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Tranche 1 Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Tranche 1 Lender’s Applicable Tranche 1 Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Tranche 1 Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Tranche 1 Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Tranche 1 Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) [Reserved].

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 noon on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, if the Company has been so notified at or before 11:00 a.m. on such date, otherwise not later than 11:00 a.m. on the next Business Day, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable Alternative Currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B)

the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Company fails to timely reimburse the applicable L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Tranche 1 Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Tranche 1 Lender’s Applicable Tranche 1 Percentage thereof. In such event, the Company shall be deemed to have requested a Tranche 1 Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Tranche 1 Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Tranche 1 Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Tranche 1 Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Tranche 1 Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Tranche 1 Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Tranche 1 Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Tranche 1 Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Tranche 1 Lender funds its Tranche 1 Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Tranche 1 Lender’s Applicable Tranche 1 Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Tranche 1 Lender’s obligation to make Tranche 1 Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche 1 Lender may have against such L/C Issuer, the Facility Guarantor, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche 1 Lender’s obligation to make Tranche 1 Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Tranche 1 Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Tranche 1 Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Tranche 1 Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Tranche 1 Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche 1 Lender’s Tranche 1 Loan included in the relevant Tranche 1 Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Tranche 1 Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Tranche 1 Lender such Tranche 1 Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Tranche 1 Lender its Applicable Tranche 1 Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Tranche 1 Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Tranche 1 Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Tranche 1 Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Tranche 1 Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Facility Guarantor, the Company or any other Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Company or any waiver by any L/C Issuer which does not in fact materially prejudice the Company;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such

Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, judicial manager or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Facility Guarantor, the Company or any other Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Facility Guarantor, the Company or any other Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Tranche 1 Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Tranche 1 Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Tranche 1 Lenders or the Required Tranche 1 Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to the Company for, and such L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Tranche 1 Lender in accordance, subject to adjustment as provided in Section 2.17, with its Applicable Tranche 1 Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Tranche 1 Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Joint Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary of the Company, the Company shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit in support of obligations of a Subsidiary of the Company inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of its Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Tranche 1 Lenders set forth in this Section 2.04, may in its sole discretion, make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Tranche 1 Percentage of the Outstanding Amount of Tranche 1 Loans and L/C Obligations of the Tranche 1 Lender acting as Swing Line Lender, may exceed the amount of such Tranche 1 Lender’s Tranche 1 Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Tranche 1 Outstandings shall not exceed the Aggregate Tranche 1 Commitments, and (ii) the Revolving Credit Exposure of any Tranche 1 Lender shall not exceed such Tranche 1 Lender’s Tranche 1 Commitment, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Tranche 1 Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Tranche 1 Lender’s Applicable Tranche 1 Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice in such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Tranche 1 Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Tranche 1 Lender make a Base Rate Committed Loan in an amount equal to such Tranche 1 Lender’s Applicable Tranche 1 Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Tranche 1 Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Tranche 1 Lender shall make an amount equal to its Applicable Tranche 1 Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Tranche 1 Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Tranche 1 Lenders fund its risk participation in the relevant Swing Line Loan and each Tranche 1 Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Tranche 1 Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Tranche 1 Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Tranche 1 Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Tranche 1 Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche 1 Lender’s Tranche 1 Loan included in the relevant Tranche 1 Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Tranche 1 Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Tranche 1 Lender’s obligation to make Tranche 1 Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche 1 Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche 1 Lender’s obligation to make Tranche 1 Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Tranche 1 Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Tranche 1 Lender its Applicable Tranche 1 Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Tranche 1 Lender shall pay to the Swing Line Lender its Applicable Tranche 1 Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Tranche 1 Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Tranche 1 Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Tranche 1 Lender’s Applicable Tranche 1 Percentage of any Swing Line Loan, interest in respect of such Applicable Tranche 1 Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer, and received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Committed Loans to be prepaid, and the applicable Tranche, and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans, and any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Company (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Tranche 1 Lender of its receipt of each such notice in respect of any Tranche 1 Loans, and of the amount of such Tranche 1 Lender’s Applicable Tranche 1 Percentage of such prepayment and will promptly notify each Tranche 2 Lender of its receipt of each such notice in respect of any Tranche 2 Loans, and of the amount of such Tranche 2 Lender’s Applicable Tranche 2 Percentage of such prepayment. Following such notice by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment of Tranche 1 Loans shall be applied to the Tranche 1 Loans of the Tranche 1 Lenders in accordance with their respective Applicable Tranche 1 Percentages and each such prepayment of Tranche 2 Loans shall be applied to the Tranche 2 Loans of the Tranche 2 Lenders in accordance with their respective Applicable Tranche 2 Percentages. The Company shall use commercially reasonable efforts to the extent practicable (taking into account the minimum denominations required for prepayments) to allocate prepayments hereunder such that, after giving pro forma effect to each such prepayment, the percentage of unused Tranche 1 Commitments relative to the Aggregate Tranche 1 Commitments and unused Tranche 2 Commitments relative to the Aggregate Tranche 2 Commitments are approximately equal; provided that, the failure to maintain such approximately equal percentages shall not be a Default or Event of Default hereunder.

(b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)

(i) If the Administrative Agent notifies the Company at any time that the Total Tranche 1 Outstandings at such time exceed an amount equal to 105% of the Aggregate Tranche 1 Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Tranche 1 Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Tranche 1 Commitments then in effect; provided, however, that, subject to the provisions of Section 2.16(a), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Tranche 1 Loans, the Total Tranche 1 Outstandings exceed the Aggregate Tranche 1 Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(ii) If the Administrative Agent notifies the Company at any time that the Total Tranche 2 Outstandings at such time exceed an amount equal to 105% of the Aggregate Tranche 2 Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Tranche 2 Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Tranche 2 Commitments then in effect.

2.06 Termination or Reduction of Commitments.

(a) The Company may, upon notice to the Administrative Agent, terminate the Aggregate Tranche 1 Commitments, or from time to time permanently reduce the Aggregate Tranche 1 Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Tranche 1 Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Tranche 1 Outstandings would exceed the Aggregate Tranche 1 Commitments, (iv) if, after giving effect to any reduction of the Aggregate Tranche 1 Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Tranche 1 Commitments, such Sublimit shall be automatically reduced by the amount of such excess, (v) no such reduction or termination under any Tranche hereunder shall be permitted unless a reduction or termination is made simultaneously under the other Tranche on a pro rata basis, and (vi) any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Company (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Tranche 1 Commitments. The amount of any such Aggregate Tranche 1 Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Tranche 1 Commitments shall be applied to the Tranche 1 Commitment of each Tranche 1 Lender according to its Applicable Tranche 1 Percentage (other than a reduction pursuant to Section 2.14(f)). All fees accrued until the effective date of any termination of the Aggregate Tranche 1 Commitments shall be paid on the effective date of such termination.

(b) The Company may, upon notice to the Administrative Agent, terminate the Aggregate Tranche 2 Commitments, or from time to time permanently reduce the Aggregate Tranche 2 Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Tranche 2 Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Tranche 2 Outstandings would exceed the Aggregate Tranche 2 Commitments, (iv) no such reduction or termination under any Tranche hereunder shall be permitted unless a reduction or termination is made simultaneously under the other Tranche on a pro rata basis, and (v) any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Company (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Tranche 2 Commitments. Any reduction of the Aggregate Tranche 2 Commitments shall be applied to the Tranche 2 Commitment of each Tranche 2 Lender according to its Applicable Tranche 2 Percentage (other than a reduction pursuant to Section 2.14(f)). All fees accrued until the effective date of any termination of the Aggregate Tranche 2 Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Each Borrower shall repay to the Tranche 1 Lenders on the Maturity Date the aggregate principal amount of Tranche 1 Loans made to such Borrower outstanding on such date.

(b) Each Borrower shall repay to the Tranche 2 Lenders on the Maturity Date the aggregate principal amount of Tranche 2 Loans made to such Borrower outstanding on such date.

(c) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Facility Fees. (i) The Company shall pay to the Administrative Agent for the account of each Tranche 1 Lender in accordance with its Applicable Tranche 1 Percentage, a facility fee (the “Tranche 1 Facility Fee”) in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Tranche 1 Commitments (or, if the Aggregate Tranche 1 Commitments have terminated, on the Total Tranche 1 Outstandings), regardless of usage, subject to adjustment as provided in Section 2.17. The Tranche 1 Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Tranche 1 Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Tranche 1 Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii) The Company shall pay to the Administrative Agent for the account of each Tranche 2 Lender in accordance with its Applicable Tranche 2 Percentage, a facility fee (the “Tranche 2 Facility Fee”) in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Tranche 2 Commitments (or, if the Aggregate Tranche 2 Commitments have terminated, on the Total Tranche 2 Outstandings), regardless of usage, subject to adjustment as provided in Section 2.17. The Tranche 2 Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Tranche 2 Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Tranche 2 Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to the Arrangers and Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Tranche 1 Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Tranche 1 Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Tranche 1 Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Appropriate Lender will not make available to the Administrative Agent such Appropriate Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Appropriate Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if an Appropriate Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Appropriate Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Appropriate Lenders or the applicable L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Appropriate Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c), and of the Tranche 1 Lenders to fund participations in Letters of Credit and Swing Line Loans, are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans in the Tranche in respect of which it is an Appropriate Lender and (in the case of Tranche 1 Lenders) subparticipations in L/C Obligations and Swing Line Loans of the other Tranche 1 Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Facility Guarantor or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Designated Borrowers.

(a) Effective as of the date hereof, (i) each of the Company, Discovery Communications Europe, DNI Global LLP, a limited liability partnership organized under the laws of England and Wales, Discovery Networks Asia-Pacific Pte. Ltd., a Singapore company limited by shares, Discovery Corporate Services Limited, a company organized under the laws of England and Wales, Discovery Networks, S.L., a Spanish private limited liability company (sociedad de responsabilidad limitada), and Discovery Luxembourg Holdings 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-177720, having its registered office at 9A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and having a share capital of $168,090,234, shall be a “Designated Borrower” under Tranche 1 and may receive Tranche 1 Loans for its account on the terms and subject to satisfaction of the conditions set forth in this Agreement and

(ii) each of the Company, Discovery Communications Europe, DNI Global LLP, a limited liability partnership organized under the laws of England and Wales, Discovery Corporate Services Limited, a company organized under the laws of England and Wales, and Discovery Luxembourg Holdings 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-177720, having its registered office at 9A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and having a share capital of $168,090,234, shall be a “Designated Borrower” under Tranche 2 and may receive Tranche 2 Loans for its account on the terms and subject to satisfaction of the conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than 14 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request the designation of any additional wholly-owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by (i) delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”) and (ii) promptly following a request by the Administrative Agent or any Appropriate Lender under the applicable Tranche, providing all documentation and other information that the Administrative Agent or such Appropriate Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (such obligations, collectively, the “KYC Obligations”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (a) the Administrative Agent and the Appropriate Lenders under the applicable Tranche shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Appropriate Lenders under the applicable Tranche in their sole discretion (but which in no event shall be significantly more onerous, taken as a whole, to the Company or any of its Subsidiaries than the equivalent documents delivered by the Company or a Designated Borrower in Article IV hereof, except as necessary to comply with the equivalent conditions under the applicable law of the jurisdiction of such Applicant Borrower), and Notes signed by such new Borrowers to the extent any Appropriate Lenders so require and (b) each Appropriate Lender under the applicable Tranche shall have complied with its KYC Obligations and be satisfied with the results thereof. In connection with any such approval consideration, the Administrative Agent and the Required Tranche 1 Lenders or Required Tranche 2 Lenders, as the case may be, may request of the Company an amendment to the Credit Agreement to the extent necessary or advisable in their determination to comply with, qualify under or avoid registration pursuant to jurisdictional laws and regulations applicable to such Applicant Borrower (as an example, for the avoidance of doubt, amending the Credit Agreement to impose greater borrowing minimums for a specific Designated Borrower). If the Administrative Agent and all the Appropriate Lenders under a Tranche approve the Company’s request and agree that an Applicant Borrower shall become a Designated Borrower and be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof and under which Tranche or Tranches the Applicant Borrower will be eligible to borrow, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder under the Tranche or Tranches designated in the Designated Borrower Notice, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date; provided, further, that Base Rate Loans may not be made to any Designated Borrower that is a Foreign Subsidiary. For the avoidance of doubt, no Subsidiary organized under the Laws of Spain or Singapore will be permitted to borrow under Tranche 2.

(c) The Obligations of all Designated Borrowers that are Foreign Subsidiaries (i) shall be several in nature, and each such Foreign Subsidiary shall be liable solely for the Obligations directly incurred by it as a Designated Borrower hereunder, and (ii) shall be guaranteed by the Company and the Facility Guarantor.

(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(f)

(i) If the Company shall designate a Subsidiary as a Designated Borrower hereunder that is a Foreign Subsidiary, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Borrower. Additionally, (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of those obligations, and (z) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Foreign Subsidiary, any Lender under the applicable Tranche or Tranches that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from (if such Protesting Lender’s Commitments are assigned) the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Borrower (in the case an assignment, of all other amounts or, if such Commitments are terminated, of such outstanding principal and accrued interest, fees and other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.

2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Tranche 1 Commitments by an amount (for all such requests) not exceeding $1,000,000,000; provided that any such request for an increase shall be in a minimum amount of $100,000,000 for such Tranche 1 Commitments. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Appropriate Lender under Tranche 1 is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Appropriate Lender under Tranche 1 shall notify the Administrative Agent within such time period whether or not it agrees to increase its Tranche 1 Commitment, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Appropriate Lender under Tranche 1 not responding within such time period shall be deemed to have declined to increase any Commitment provided by it hereunder. For the avoidance of doubt, no Lender shall be required to increase its Commitment hereunder.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Appropriate Lenders under Tranche 1’s responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuers and Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Tranche 1 Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Tranche 1 Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Appropriate Lender under Tranche 1) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 2.05(c)(i) or Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding

Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Appropriate Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or to secure other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations, and (z) no Cash Collateral shall be released if an Event of Default then exists or would result from such release.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders,” “Required Tranche 1 Lenders,” and “Required Tranche 2 Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to

Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(B) Each Defaulting Lender which is a Tranche 1 Lender shall be entitled to receive Letter of Credit Fees for any period during which that Tranche 1 Lender is a Defaulting Lender only to the extent allocable to its Applicable Tranche 1 Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each applicable L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. In the case of Tranche 1 Commitments, all or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders that are Tranche 1 Lenders in accordance with their respective Applicable Tranche 1 Percentages (calculated without regard to such Defaulting Lender’s Tranche 1 Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation, or are subsequently satisfied, in which event such reallocation shall occur when such conditions are satisfied (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, together with the Swing Line Lender and the L/C Issuers in the case of a Tranche 1 Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Tranche 1 Loans and/or Tranche 2 Loans of the other Lenders, as applicable, or take such other actions as the Administrative Agent may determine to be necessary to cause the relevant Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Extension of Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than the first anniversary of the Closing Date and not later than 45 days prior to the Maturity Date then in effect hereunder (each, an “Extension Election Date”), request that each Lender extend such Lender’s Maturity Date for an additional 364 days from the Maturity Date then in effect hereunder, which request shall indicate the date on which such extension shall be effective (which shall not be earlier than two Business Days following the Notice Date (as defined below)) (such date, the “Effective Date”); provided however, that (i) no Lender’s Maturity Date shall be extended more than twice during the term of this Agreement, and (ii) the Company shall not request an extension more than once in a twelve-month period.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines not to so extend its Maturity Date a “Non-Extending Lender”) and shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than 30 days following the applicable Extension Election Date (the “Notice Date”)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section promptly, and in any event not more than five (5) Business Days after the Notice Date.

(d) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Effective Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to so extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Election Date, then, effective as of the Effective Date, (i) the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Maturity Date then in effect (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day), (ii) each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement, (iii) the Aggregate Commitments as of the applicable Effective Date shall be equal to the Commitments of the Extending Lenders and the Additional Committed Lenders and (iv) the Commitments of each Non-Extending Lender shall be terminated.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Effective Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) on and as of the applicable Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to the Company by a Lender or the applicable L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender or the applicable L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after written demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(iii) A Treaty Lender and a Designated Borrower that is resident in the United Kingdom for tax purposes shall co-operate in completing any procedural formalities necessary for the Designated Borrower to obtain authorization to make payments to the Treaty Lender with respect to a Loan to the Designated Borrower without a Tax Deduction or reduced Tax Deduction. A Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement with respect to such a Loan, shall confirm its scheme reference number and its jurisdiction of tax residence to the Administrative Agent and the Designated Borrower.

(iv) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(c)(iii) above and:

(A) a Loan Party making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(B) a Loan Party making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given the Loan Party authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Loan Party has notified that Lender in writing, that Lender and the Loan Party shall co-operate in completing any additional procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a Tax Deduction or reduced Tax Deduction.

(v) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.01(c)(iii) above, no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(vi) A Loan Party shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vii) Each Treaty Lender shall provide new details (or successor details) upon the expiration or obsolescence of any previously delivered details.

(d) Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times required by applicable Laws or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or the taxing authorities of a jurisdiction pursuant to such applicable Laws or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, at the time or times required by applicable Laws or if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Laws other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Laws to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii) Without limiting the generality of the foregoing, in the case of a Borrower which is tax resident in Spain, (A) any Lender that is tax resident in a Member State of the European Union, provided it does not obtain income through a territory considered to be a tax haven for Spanish tax purposes nor acts through a permanent establishment located in Spain or outside the European Union with which that Lender’s income is effectively connected, shall deliver to such Borrower a tax certificate duly issued by the competent Tax authorities of its country of residence evidencing such Lender as resident for tax purposes in that country; and (B) any Treaty Lender in respect of Spain shall deliver to such Borrower a tax certificate duly issued by the competent Tax authorities of its country of residence evidencing such Lender as resident for tax purposes in that country within the meaning of the Treaty.

(iv) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan

Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Value Added Taxes.

(i) All amounts expressed to be payable under a Loan Document by any Borrower to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any Borrower under a Loan Document, and such Lender is required to account to the relevant tax authority for the VAT, that Borrower must pay to such Lender (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Borrower).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplying Lender”) to any other Lender (the “Receiving Lender”) under a Loan Document, and any party other than the Receiving Lender (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplying Lender (rather than being required to reimburse or indemnify the Receiving Lender in respect of that consideration):

(A) (where the Supplying Lender is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplying Lender (at the same time as paying that amount) an additional amount equal to the amount of such VAT. The Receiving Lender must (where this paragraph (ii) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiving Lender receives from the relevant tax authority which the Receiving Lender reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Receiving Lender is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Receiving Lender, pay to the Receiving Lender an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Lender reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party must reimburse and indemnify (as the case may be) the Recipient for the full amount of such cost or expense, including that part which represents VAT, except to the extent that the Recipient reasonably determines that it is entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iv) Any reference in this clause (g) (Value Added Taxes) to any party will, at any time when that party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of that group at that time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 of England and Wales or in the relevant legislation of any other relevant jurisdiction having implemented Council Directive 2006/112/EC of the European Union on the common system of value added tax).

(v) In relation to any supply made by a Recipient to any party under a Loan Document, if reasonably requested by such Recipient, that party must promptly provide such Recipient with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such

Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

If, in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, such L/C Issuer or such Lender or its applicable Lending Office to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Borrower who is a Foreign Subsidiary such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03 Inability to Determine Rates. If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent determines that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), (b) the Administrative Agent or the Required Tranche 1 Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Tranche 1 Loan that is a

Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, or (c) the Administrative Agent or the Required Tranche 2 Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Tranche 2 Loan that is a Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Appropriate Lender. Thereafter, (x) the obligation of the Appropriate Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Tranche 1 Lenders or Required Tranche 2 Lenders, as applicable) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Company and the Required Tranche 1 Lenders or Required Tranche 2 Lenders, as applicable, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Tranche 1 Lenders or Required Tranche 2 Lenders, as applicable, notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be consistent conceptually with amounts that the Lender or L/C Issuer is generally charging other similarly situated borrowers and shall not be duplicative of any amounts paid by the Company under any other provision of this Agreement.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided that such amounts shall be consistent conceptually with amounts that such Lender or such L/C Issuer is generally charging other similarly situated borrowers and shall not be duplicative of any amounts paid by the Company under any other provision of this Agreement.

(c) Certificates for Reimbursement. A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of profits or margin. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay Indemnified Taxes or any additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.

3.07 Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Amendment and Restatement. The effectiveness of this Agreement as an amendment and restatement of the Existing Credit Agreement is subject to satisfaction of the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender, the Facility Guarantor and the Company;

(ii) Notes executed by the Borrowers in favor of each Lender requesting Notes; provided that with respect to any Notes under any Tranche 1 Commitment, Discovery Networks Asia-Pacific Pte. Ltd. shall execute such Notes as soon as practicable after the Closing Date;

(iii) such certificates or resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;

(v) (A) a favorable opinion of WilmerHale, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender substantially in the form set forth in Exhibit G-1; (B) a favorable opinion of DLA Piper, LLP, special UK counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, substantially in the form set forth in Exhibit G-2; (C) a favorable opinion of Linklaters Singapore Pte. Ltd., special Singapore counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, substantially in the form set forth in Exhibit G-3; (D) a favorable opinion of DLA Piper, LLP, special Luxembourg counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, substantially in the form set forth in Exhibit G-4; (E) a favorable opinion of Linklaters Luxembourg, special Luxembourg counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, substantially in the form set forth in Exhibit G-5; and (F) a favorable opinion of Pérez-Llorca, special Spain counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, substantially in the form set forth in Exhibit G-6.

(vi) a certificate signed by a Responsible Officer of the Company and the Facility Guarantor certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(vii) a duly completed Compliance Certificate as of the last day of the fiscal quarter ended on September 30, 2015, signed by a Responsible Officer of the Company;

(viii) [reserved];

(ix) receipt not less than five Business Days prior to the Closing Date of all information required to be obtained by each Lender, the Arrangers, and the Administrative Agent, pursuant to the Act;

(x) in the case of a Luxembourg Borrower:

(A) an excerpt of the records of the Luxembourg Borrower held at the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the date of this Agreement (Extrait du Registre de Commerce et des Sociétés).

(B) A copy of a certificate of non-inscription of a judicial decision, issued by the Luxembourg Register of Commerce and Companies in relation to the Luxembourg Borrower dated no earlier than one Business Day prior to the date of this Agreement (Certificat de non-inscription d’une décision judiciaire).

(C) A copy of a resolution of the board of managers of the Luxembourg Borrower:

a. approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it executes the Loan Documents to which it is a party;

b. authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

c. authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party.

(D) A certificate signed by a duly authorized signatory:

a. confirming that its centre of main interest and its central administration are in Luxembourg;

b. confirming that it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or similar proceedings; and no application, petition, order or resolution has been made by it or, to the best of its knowledge, by any other person for the appointment of a commissaire, curateur, liquidateur or similar officer for its administration, winding-up or similar proceedings;

c. confirming that it complies with the Luxembourg law dated 31 May 1999 concerning the domiciliation of companies, as amended (and the relevant regulations) imposing certain requirements on companies having established their registered office with a third party (other than a company belonging to the same group of companies or an individual being a direct or indirect shareholders exercising a significant influence on the conduct of the domiciliated company’s business) providing certain administrative services to such companies; and

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d) The Closing Date shall have occurred on or before February 4, 2016.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V (other than Sections 5.05(c) and 5.06) and in each other Loan Document, or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or after giving Pro Forma Effect to such proposed Credit Extension or from the application of the proceeds thereof, would result.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Tranche 1 Lenders (in the case of any Tranche 1 Loans to be denominated in an Alternative Currency), the Required Tranche 2

Lenders (in the case of any Tranche 2 Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party (except for the representation in Section 5.20 which is limited to the Company and Foreign Obligors) represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary of the Company (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (with respect to non-Loan Parties only), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary of the Company or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its (property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that such conflict or violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) any thereof as have been obtained, taken or made on or prior to the Closing Date, (ii) filings with the SEC to the extent required by the Securities Exchange Act of 1934, and (iii) in the case of a Spanish Borrower, the obligation of periodically reporting to the Bank of Spain the outstanding balance variations under this Agreement pursuant to the Bank of Spain’s Circular 4/2012, dated April 25, 2012.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Facility Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Facility Guarantor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(b) The unaudited consolidated and consolidating balance sheets of the Facility Guarantor and its Subsidiaries dated September 30, 2015, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Facility Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Facility Guarantor, the Company or any of its Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as to which there is a reasonable possibility of an adverse determination and that, if determined adversely, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party nor any Subsidiary of the Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of the Company and its Subsidiaries could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Facility Guarantor, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.11 Taxes. The Facility Guarantor and its Subsidiaries have filed all United States federal, state and other material tax returns and reports required to be filed, and have paid all United States federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Facility Guarantor or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except where noncompliance could not reasonably be expected to result in aggregate liability to the Facility Guarantor and its Subsidiaries in excess of the Threshold Amount. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the

Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Facility Guarantor, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Facility Guarantor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Facility Guarantor nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Facility Guarantor and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Facility Guarantor nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Facility Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Facility Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Facility Guarantor or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13 Subsidiaries; Joint Ventures. As of the Closing Date, the Facility Guarantor has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13. As of the Closing Date all of the outstanding Equity Interests in the Company and in each of its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by the Person and in the amounts as specified on Part (a) of Schedule 5.13, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. As of the Closing Date, neither the Company nor any of its Subsidiaries has any equity investments in any Joint Venture other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan will be used for any purpose that violates the provisions of Regulation U or any of the other Regulations of the FRB. After giving effect to the application of the proceeds of each Credit Extension, not more than twenty-five percent (25%) of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between a Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock (within the meaning of Regulation U issued by the FRB).

(b) None of the Facility Guarantor, the Company, or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time they were so provided; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by such Loan Party to be reasonable at the time (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

5.16 Compliance with Laws. Each Loan Party and each Subsidiary of the Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification numbers of the Facility Guarantor and of the Company are set forth on Schedule 11.02. The true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.17.

5.18 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses, without conflict with the rights of any other Person, except for any such conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or Subsidiary of the Company infringes upon any rights held by any other Person, except for any such infringement which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Sanctions Restrictions. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently targeted by any Sanctions, nor is the Company or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.20 Representations as to Foreign Obligors. On and after the date on which any Subsidiary becomes a Foreign Obligor, each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign

Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid. In the case of a Spanish Borrower, and to the extent that a Spanish court requires it in the context of a Spanish process on recognition and enforcement of a judgment rendered by a New York court in relation to this Agreement, a sworn translation into Spanish of this Agreement shall be submitted.

(c) Other than those that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, in each case except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable). In the case of a Spanish Borrower, it shall periodically report to the Bank of Spain the outstanding balance variations under this Agreement pursuant to the Bank of Spain’s Circular 4/2012, dated April 25, 2012, to the extent applicable.

5.21 Anti-Corruption Laws. The Company and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

5.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary of the Company to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Facility Guarantor (commencing with the fiscal year ended December 31, 2015), a consolidated balance sheet of the Facility Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, together with consolidating balance sheets, statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year for each of (i) the Company, (ii) the Subsidiaries of the Company on a combined basis, and (iii) other Subsidiaries of the Facility Guarantor (other than the Company and its Subsidiaries) on a combined basis (and including consolidating adjustments) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (A) such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being understood and agreed that PricewaterhouseCoopers LLP is acceptable to the Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (B) such consolidating statements to be certified by a Responsible Officer of the Facility Guarantor to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Facility Guarantor and its Subsidiaries; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Facility Guarantor (commencing with the fiscal quarter ending March 31, 2016), a consolidated balance sheet of the Facility Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Facility Guarantor’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Facility Guarantor’s fiscal year then ended, together with consolidating balance sheets, statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, as the case may be, for each of (i) the Company, (ii) the Subsidiaries of the Company on a combined basis, and (iii) the other Subsidiaries of the Facility Guarantor (other than the Company and its Subsidiaries) on a combined basis (and including consolidating adjustments), and setting forth in each case in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, (A) such consolidated statements to be certified by a Responsible Officer of the Facility Guarantor as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Facility Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (B) such consolidating statements to be certified by a Responsible Officer of the Facility Guarantor to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Facility Guarantor and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Loan Parties shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for delivery to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2015), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Facility Guarantor (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Facility Guarantor by independent accountants in connection with the accounts or books of the Facility Guarantor, the Company or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Facility Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the Facility Guarantor or the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of the Bonds or other debt securities of any Loan Party or any Subsidiary of the Company pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within 15 calendar days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the Division of Enforcement of the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary of the Company; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Facility Guarantor, the Company or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Facility Guarantor posts such documents, or provides a link thereto on the Facility Guarantor’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Facility Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties (the “Loan Party Materials”) by posting the Loan Party Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Loan Party Materials “PUBLIC”, each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Loan Party Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Loan Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding the foregoing, no Loan Party shall be under any obligation to mark the Loan Party Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent upon any officer of the Facility Guarantor, the Company, or any Designated Borrower obtaining actual knowledge of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Facility Guarantor, the Company or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Facility Guarantor, the Company or any of its Subsidiaries and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Facility Guarantor, the Company or any of its Subsidiaries, including pursuant to any applicable Environmental Laws; or (iv) the occurrence of any ERISA Event, in each case, that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) any material change in accounting policies or financial reporting practices by the Facility Guarantor, the Company or any of its Subsidiaries; and

(d) any announcement by S&P or Moody’s of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (subject to any applicable grace periods), all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness (other than Indebtedness that individually or in the aggregate does not exceed the Threshold Amount), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless, in each case, (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Facility Guarantor, the Company or such Subsidiary or (ii) the failure to so pay or discharge could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and, if applicable, good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.04 or 7.05 or (ii) in the case of a Subsidiary of the Company (other than a Designated Borrower, with respect to the legal existence thereof), where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.04 or Section 7.05 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect. In the case of a Luxembourg Borrower, it shall maintain its registered office, its central administration, within the meaning of the Luxembourg law of August 10, 1915 on commercial companies, as amended, and Luxembourg domestic tax laws, and the centre of its main interests, within the meaning of Council Regulation EC 1346/2000 of May 29, 2000 on insolvency proceedings, in Luxembourg.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Facility Guarantor, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the Company or any of its Subsidiaries operates, of such types and in such amounts (after giving effect to any self insurance compatible with such standards) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Facility Guarantor, the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers at any meeting which may be scheduled for that purpose by the Administrative Agent (at the request of any Lender) not more than once in any six month period; provided that the Administrative Agent will give all Lenders and the Company not less than 5 Business Days advance notice of any such requested meeting; and provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Approvals and Authorizations. Except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect, maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.13 Sanctions. Maintain policies and procedures designed to promote and achieve compliance with Sanctions.

6.14 Anti-Corruption Laws. Maintain policies and procedures designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any of its Subsidiaries to (and solely in respect of the covenants and agreements in Section 7.04, the Facility Guarantor shall not), directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborer’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, including cash collateralization in respect of letters of credit;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens encumbering the Company’s or any of its Subsidiary’s equity interests or other Investments in any Joint Venture (i) securing obligations (other than Indebtedness) of the Company or such Subsidiary under the Joint Venture Agreement for such Joint Venture or (ii) in the nature of customary voting, equity transfer, redemptive rights or similar terms (other than Liens securing Indebtedness) under any such agreement;

(j) Liens securing Indebtedness of a Subsidiary of the Company to the Company or another Subsidiary of the Company permitted under Section 7.03(c); provided, however, that, except as contemplated under Section 7.01(m), no promissory note or other instrument evidencing such Indebtedness shall be subject to any Lien or otherwise pledged in favor of any Person, other than the Company or a Subsidiary of the Company;

(k) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l) Liens incurred on any date of determination (including Liens securing Indebtedness permitted under Section 7.03(f)); provided that (i) at the time of the incurrence of such Lien no Designated Default or other Event of Default shall then exist and no Event of Default would result from such incurrence giving Pro Forma Effect to such Lien and (ii) the principal amount secured by such Liens and all other then outstanding secured Indebtedness of the Company and its Subsidiaries (including Indebtedness secured by Liens permitted by Section 7.01(b), Liens incurred pursuant to Section 7.01(k) and other Liens incurred pursuant to this Section 7.01(l)) and all then outstanding unsecured Indebtedness of Subsidiaries of the Company, in aggregate, does not exceed the Permitted Priority Amount on such date;

(m) Liens securing the Bonds if required pursuant to the terms thereof, provided, however, that the Obligations shall also be ratably secured by any such Lien on terms reasonably satisfactory to the Required Lenders;

(n) licenses, leases (other than capital leases) or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(o) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases otherwise permitted by this Agreement;

(p) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(q) Liens on assets of the Company or any of its Subsidiaries maintained with providers of Banking Services;

(r) Liens upon real property heretofore leased or leased after the Closing Date (under operating or capital leases) in the ordinary course of business by the Company or any of its Subsidiaries, as lessee, in favor of the lessor of such property created at the inception of the lease transaction, securing obligations of the Company or any of its Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(s) Liens created in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution agreements; and

(t) Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code (or similar provision of other applicable jurisdiction) on items in the course of collection.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Company or any of its Subsidiaries existing on the date hereof;

(b) Investments held by the Company or any of its Subsidiaries in the form of cash or cash equivalents;

(c) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and (iii) Investments received in connection with a Disposition permitted under Section 7.05;

(d) Guarantees or Swap Contracts permitted by Section 7.03; and, to the extent constituting Investments, Restricted Payments permitted by Section 7.06;

(e) Investments (i) by the Company in any wholly-owned Subsidiary of the Company and (ii) by any Subsidiary of the Company in any wholly-owned Subsidiary of the Company;

(f) other Investments not otherwise permitted under this Section 7.02; provided that at the time of such Investment no Designated Default or any other Event of Default shall then exist and no Event of Default would result from such Investment giving Pro Forma Effect to such Investment.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof under the Bonds or otherwise listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) in the case of the Bonds or any other such Indebtedness of the Company, no Subsidiary of the Company shall become liable in respect of such Indebtedness;

(c) (i) Indebtedness (other than Guarantees) (A) of the Company to any of its wholly-owned Subsidiaries, (B) of any wholly-owned Subsidiary of the Company to the Company or any other such Subsidiary, and (C) of any non-wholly-owned Subsidiary of the Company to the Company or any wholly-owned Subsidiary; and (ii) Guarantees (A) of the Company in respect of Indebtedness otherwise permitted hereunder of any wholly-owned Subsidiary of the Company, and (B) of any Subsidiary of the Company in respect of Indebtedness otherwise permitted hereunder of the Company or any wholly-owned Subsidiary of the Company;

(d) obligations (contingent or otherwise) of the Company existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Company or any of its Subsidiaries, or changes in the value of securities issued by any such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(k); provided, however, that the aggregate amount of all such Indebtedness outstanding on any date, together with the then outstanding amount of all other secured Indebtedness of the Company and its Subsidiaries and all unsecured Indebtedness of Subsidiaries of the Company shall not exceed the Permitted Priority Amount on such date;

(f) other secured Indebtedness of the Company and its Subsidiaries; provided that (i) at the time of the incurrence of such Indebtedness no Designated Default or other Event of Default shall then exist and no Event of Default would result from such incurrence giving Pro Forma Effect to such Indebtedness, and (ii) the Indebtedness incurred pursuant to this Section 7.03(f) on any date, together with, without duplication, all then outstanding (A) other secured Indebtedness of the Company and its Subsidiaries incurred pursuant to this Section 7.03(f), (B) secured Indebtedness of the Company and its Subsidiaries and unsecured Indebtedness of Subsidiaries of the Company permitted pursuant to Section 7.03(b), (C) unsecured Indebtedness of Subsidiaries of the Company permitted pursuant to Section 7.03(g), (D) Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(e) and (E) Indebtedness secured by Liens permitted pursuant to Section 7.01(l), in aggregate, does not exceed the Permitted Priority Amount on such date;

(g) unsecured Indebtedness of the Company and its Subsidiaries (other than Loans or other extensions of credit under this Agreement to any Designated Borrower); provided that (i) at the time of the incurrence of such Indebtedness no Designated Default or other Event of Default shall then exist and no Event of Default would result from such incurrence after giving Pro Forma Effect to such Indebtedness and (ii) in the case of the incurrence of any such Indebtedness by a Subsidiary of the Company on any date, such Indebtedness, together with, without duplication, all then outstanding (A) other Indebtedness of Subsidiaries of the Company incurred pursuant to this Section 7.03(g), (B) secured Indebtedness of the Company and its Subsidiaries and unsecured Indebtedness of Subsidiaries of the Company permitted pursuant to Section 7.03(b), (C) secured Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(f), (D) Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(e) and (E) Indebtedness secured by Liens permitted pursuant to Section 7.01(l), in aggregate, does not exceed the Permitted Priority Amount on such date; and

(h) Indebtedness of the Company or any of its Subsidiaries incurred in the ordinary course of business as an account party in respect of (i) letters of credit in an aggregate face amount not to exceed $5,000,000 or (ii) with respect to any surety bonds, performance bonds, customs bonds, statutory, appeal or similar bonds, completion guarantees or other obligations of a like nature in an aggregate amount not to exceed $5,000,000.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Designated Default or other Event of Default then exists and no Event of Default would result from such transaction after giving Pro Forma Effect to such transaction:

(a) each Loan Party may merge with any other Person (other than another Loan Party); provided that (i) such Loan Party shall be the continuing or surviving Person, and (ii) immediately after giving effect to such merger such surviving Loan Party shall affirm its Obligations hereunder in a writing to the Lender Parties satisfactory to the Administrative Agent;

(b) any Subsidiary of the Company may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person and promptly after giving effect to such merger the Company shall reaffirm its Obligations hereunder in a writing to the Lender Parties satisfactory to the Administrative Agent, or (ii) any one or more other such Subsidiaries or any other Person;

(c) any Subsidiary of the Company (other than the Designated Borrowers) may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Company or to any other Person; and

(d) the Facility Guarantor may Dispose of all or substantially all of its assets to the Company or a Subsidiary of the Company.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Company to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company;

(e) licenses of IP Rights in the ordinary course of business;

(f) Dispositions permitted by Section 7.04; and

(g) Dispositions by the Company and its Subsidiaries of property pursuant to sale-leaseback transactions and other Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.05; provided that at the time of such Disposition, no Designated Default or other Event of Default shall then exist and no Event of Default would result from such Disposition giving Pro Forma Effect to such Disposition.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any of their respective Equity Interests, except that:

(a) each Subsidiary of the Company may declare and make dividend payments in cash with respect to any class of Equity Interests of such Subsidiary to the then holders of such Equity Interests ratably according to their respective holdings;

(b) the Company and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person to the then holders of such Equity Interests ratably according to their respective holdings;

(c) the Company may declare and make dividend payments in cash to the Facility Guarantor (directly or through any Subsidiary of the Facility Guarantor) in an aggregate amount for any period not greater than an amount sufficient to permit the Facility Guarantor to (i) make payments pursuant to and in accordance with stock option plans or other management plans for management or employees of the Facility Guarantor, the Company and its Subsidiaries during such period, (ii) pay any Taxes of the Facility Guarantor, the Company and its Subsidiaries which are due and payable, (iii) pay customary directors’ fees paid to the members of Facility Guarantor’s board of directors, in their capacity as such, and the reimbursement for necessary and reasonable out-of-pocket expenses of such members in their capacities as such, in each case arising from their direct service as members of such board of directors, (iv) pay ordinary course overhead expenses of the Facility Guarantor (including administrative, legal, accounting and similar expenses payable to third parties), (v) pay customary third party advisor fees and expenses owed by the Facility Guarantor in the ordinary course of its business, (vi) pay customary director and officers insurance premiums owed by the Facility Guarantor with respect to its officers and directors in the ordinary course of its business and (vii) pay customary and reasonable indemnification claims made by directors and officers of the Facility Guarantor;

(d) the Company and each of its Subsidiaries may issue and sell their respective Equity Interests and may make Restricted Payments not otherwise permitted by this Section 7.06; provided that no Designated Default or any other Event of Default shall then exist and no Event of Default would result from such issuance and sale or such Restricted Payment, as the case may be, giving Pro Forma Effect to such issuance and sale or such Restricted Payment; and

(e) the Company may issue and sell (i) its common Equity Interests; provided that no Change of Control would result from such issuance and sale; and (ii) the Company may issue and sell its Equity Interest in connection with grants of such securities and stock options with respect to such securities pursuant to employment, benefit plans, service and severance arrangements with current and former officers, directors, consultants, advisors and employees of the Company or any Subsidiary of the Company, as determined in good faith by the board of directors or senior management of the Company or such Subsidiary, as applicable.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof, any other cable and other standard and nonstandard television, programming, multimedia, entertainment or education business, or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with the Facility Guarantor or any Affiliate of the Facility Guarantor, whether or not in the ordinary course of business, other than (A) on terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (B) any such transaction or series of related or similar transactions involving an amount (in the case of such a transaction or transactions providing for periodic payments or installments, including the aggregate amount of such payments or installments, and in the case of Indebtedness, including the largest aggregate amount that may be outstanding thereunder and the largest amount of interest and fees that may become due thereunder in any twelve month period) not in excess of (1) if entered into during the period ending on the date that is six months following the Closing Date, $50,000,000 and (2) if entered into thereafter, $25,000,000; provided that the foregoing restriction shall not apply to:

(a) transactions otherwise permitted hereunder with a Joint Venture pursuant to a Joint Venture Agreement to which a Significant Shareholder and/or an Affiliate of a Significant Shareholder (other than the Company or any of its Subsidiaries) is also a party; provided that such Joint Venture Agreement is on terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;

(b) transactions otherwise permitted hereunder between or among the Company and any of its Subsidiaries (other than any Subsidiary of the Company that is a Joint Venture described in clause (a) above) or between and among any such Subsidiaries;

(c) Guarantees made by the Company or any of its Subsidiaries otherwise permitted under Section 7.03 in respect of any Affiliate of such Person;

(d) Restricted Payments permitted by Section 7.06; and

(e) (i) expense reimbursement, indemnities, salaries and other compensation to current and former officers, directors, consultants, advisors and employees of the Facility Guarantor, the Company or any Subsidiary of the Company, or (ii) entering into (and payments under) employment, benefit plans, service and severance arrangements with current and former officers, directors, consultants, advisors and employees of the Facility Guarantor, the Company or any Subsidiary of the Company, including, without limitation, grants of securities, stock options, and similar rights, as determined in good faith by the board of directors, a committee thereof or senior management of the Facility Guarantor, the Company or such Subsidiary, as applicable.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability:

(a) of any Subsidiary of the Company to make Restricted Payments to the Company or any other Subsidiary of the Company or to otherwise transfer property to the Company,

(b) of any Subsidiary of the Company to Guarantee the Obligations of the Company under this Agreement, or

(c) of the Company or any Subsidiary of the Company to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations of the Company under this Agreement;

provided, however, that this Section shall not prohibit:

(i) any negative pledge in favor of any holder of purchase money or other Indebtedness permitted under Sections 7.03(e), solely to the extent any such negative pledge relates to the property permitted to be encumbered by such Indebtedness;

(ii) any such restrictions or conditions in favor of any other secured Indebtedness of the Company or any of its Subsidiaries permitted under Section 7.03(f);

(iii) any such restrictions or conditions in favor of any unsecured Indebtedness of the Company or any of its Subsidiaries permitted under Section 7.03(g);

(iv) any negative pledge in favor of any holder of any Bonds (and any refinancing, refundings, renewals or extensions thereof to the extent permitted by Section 7.03(b)), so long as any such negative pledge is no more restrictive on the ability of the Company or any such Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations of the Company under this Agreement than is the negative pledge in the Bonds as of the date hereof;

(v) in the case of a Joint Venture that is a Subsidiary of the Company, customary obligations in the Joint Venture Agreement for any such Joint Venture that limit the Joint Venture’s ability to make Restricted Payments to, to Guarantee the Indebtedness of, and to create Liens on its property for the benefit of Indebtedness of, any holder of the Equity Interests of such Joint Venture (and neither the Company nor any Subsidiary of the Company a party to such Joint Venture Agreement shall waive their rights to the benefit of such obligations as against any other party thereto);

(vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(vii) customary provisions in leases and other contracts restricting the assignment thereof; or

(viii) restrictions and conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Subsidiary existing prior to the consummation of an acquisition in which such Subsidiary was acquired by the Company (and not created in contemplation of such acquisition).

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, except in each case in compliance with Regulation U or any other Regulation of the FRB, nor allow, after giving effect to the application of the proceeds of any Credit Extension, more than twenty-five percent (25%) of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between a Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) to be margin stock (within the meaning of Regulation U issued by the FRB).

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio at any time to be less than 3.00:1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 4.50:1.00.

7.12 Sanctions Restrictions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is targeted by Sanctions, unless otherwise authorized by applicable Laws, or in any other manner that will result in a violation by any party to any Loan Document (including any Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.13 Anti-Corruption Laws. Use the proceeds of any Credit Extension for any purpose which would result in a material violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within two Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), (b) or (d), 6.03, 6.05, 6.10 or 6.11 or Article VII; or (ii) the Facility Guarantor fails to observe any term covenant or agreement contained in Section 7.04; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice of such default from the Administrative Agent or any Lender or after any officer of the Facility Guarantor or the Company obtains actual knowledge thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Facility Guarantor, the Company or any of their Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond any applicable grace period in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than the Threshold Amount, or (B) fails to observe or perform (beyond any applicable grace period) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (B) shall not apply to any of the following: (x) Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness, if such sale or transfer and the application of the proceeds thereof is permitted hereunder and under the documents providing for such Indebtedness; (y) the mandatory prepayment of any bridge financing made with the proceeds of permanent financing or the proceeds of asset sales or equity issuances; or (z) any event, so long as such event does not otherwise cause a Default or Event of Default under any Loan Documents, requiring the repurchase, repayment or redemption (automatically or otherwise) or an offer to repurchase, prepay or redeem any Indebtedness, or the delivery of any notice with respect thereto, solely as a result of the Company’s or any of its Subsidiaries’ failure to consummate a merger or other acquisition contemplated to be funded in whole or in part with the proceeds of such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Facility Guarantor, the Company or any of their Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Facility Guarantor, the Company or any of their Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Facility Guarantor, the Company or any of their Subsidiaries as a result thereof is equal to or greater than the Threshold Amount, and in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within 5 Business Days following such Early Termination Date; or

(f) Insolvency Proceedings, Etc. The Facility Guarantor, the Company or any of their Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Facility Guarantor, the Company or any of their Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Facility Guarantor, the Company or any of their Significant Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (i) enforcement proceedings to attach or levy upon any material assets of the Company or any of its Subsidiaries are commenced by any creditor upon such judgment or order, or (ii) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or such judgment is not satisfied, vacated or discharged; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Facility Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Facility Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document that is material (in the determination of the Required Lenders), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Declared Company. The Facility Guarantor, the Company, any of their Significant Subsidiaries, or any Designated Borrower that is a Foreign Subsidiary organized under the laws of Singapore, is declared by the Minister of Finance of Singapore to be a company to which Part IX of the Singapore Companies Act, Chapter 50 of Singapore applies.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender; and provided further, however, that the Required Tranche 1 Lenders and the Required Tranche 2 Lenders shall not have any power or authority under this Section 8.02 separate or apart from that of the Administrative Agent and the Required Lenders with respect to all Loans and other Obligations.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuers) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender,” “Lenders,” “Tranche 1 Lender,” “Tranche 1 Lenders,” “Tranche 2 Lender,” or “Tranche 2 Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Facility Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which (i) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, (ii) shall be a Lender or an Affiliate of a Lender and (iii) shall have accepted such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable) and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America

resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, judicial manager, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10 Collateral Matters. The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent to accept Liens granted to the Administrative Agent for the benefit of the Lender Parties pursuant to Section 7.01(m) or otherwise, and, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to subordinate any Lien as may hereafter be granted on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(k).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.

ARTICLE X.

CONTINUING GUARANTY

10.01 Guaranty. The Facility Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Lender Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof). The Company (in such role, the “Designated Borrowers’ Guarantor”; “Guarantors” collectively means the Facility Guarantor and the Designated Borrowers’ Guarantor and each is a “Guarantor”) hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Designated Borrowers to the Lender Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof, the “Designated Borrowers’ Obligations”, which are part of and not in addition to the “Obligations” and each reference to “Obligations” in this Article X shall refer to all Obligations in respect of the Facility Guarantor and the Designated Borrowers’ Obligations in respect of the Designated Borrowers’ Guarantor). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the applicable Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of either Guarantor under this Guaranty (other than full payment and performance), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Each Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantors, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of any Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; (f) any defense arising from any law or regulation of any jurisdiction or any other event affecting any term of an obligation of such Guarantor; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than full payment and performance). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

10.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against either Guarantor or both of the Guarantors to enforce this Guaranty whether or not the Company, any Designated Borrower, or any other person or entity is joined as a party.

10.05 Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any other amounts payable under this Guaranty have been indefeasibly paid and performed in full (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) and the Commitments and the Facilities are terminated. If any amounts are paid to either Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) and the Commitments and Facilities are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or either Guarantor is made, or any of the Lender Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Lender Parties so request after the occurrence and during the continuance of an Event of Default, any such obligation or indebtedness of any Borrower to the applicable Guarantor shall be enforced and performance received by such Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against either Guarantor or the Company under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Lender Parties.

10.09 Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each applicable Borrower and any other guarantor such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as such Guarantor requires, and that none of the Lender Parties has any duty, and such Guarantor is not relying on the Lender Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other guarantor (such Guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender, or waive any condition set forth in Section 4.02 as to any Credit Extension in respect of a particular Tranche hereunder without the written consent of the Required Tranche 1 Lenders or the Required Tranche 2 Lenders, as the case may be;

(b) extend or increase the Commitment of any Lender under any Tranche (or reinstate any Commitment under any Tranche terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Required Tranche 1 Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate, in respect of any payments to the Tranche 1 Lenders, and (ii) only the consent of the Required Tranche 2 Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate, in respect of any payments to the Tranche 2 Lenders;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) amend Section 2.14 in a manner that would alter how a Designated Borrower is designated and/or permitted to receive Loans hereunder without the written consent of each Lender;

(h) except as otherwise provided in this Section 11.01, amend, waive or modify Section 2.01(a), any notice requirements or minimum or integral amounts with respect to prepayments of the Tranche 1 Loans or reductions of the Tranche 1 Commitments, any rights or obligations of the Tranche 1 Lenders under Section 2.03 or Section 2.04, any provision of Article III pertaining solely to the rights or obligations of the Tranche 1 Lenders, or any other provision of this Agreement providing for or requiring the consent of the Required Tranche 1 Lenders, without the written consent of the Required Tranche 1 Lenders (and, for the avoidance of doubt, the written consent of the Required Tranche 1 Lenders shall be sufficient to approve any amendment, waiver or modification described in this Section 11.01(h));

(i) except as otherwise provided in this Section 11.01, amend, waive or modify Section 2.01(b), any notice requirements or minimum or integral amounts with respect to prepayments of the Tranche 2 Loans or reductions of the Tranche 2 Commitments, any provision of Article III pertaining solely to the rights or obligations of the Tranche 2 Lenders, or any other provision of this Agreement providing for or requiring the consent of the Required Tranche 2 Lenders, without the written consent of the Required Tranche 2 Lenders (and, for the avoidance of doubt, the written consent of the Required Tranche 2 Lenders shall be sufficient to approve any amendment, waiver or modification described in this Section 11.01(i));

(j) (A) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (B) change any provision of this Section or the definition of “Required Tranche 1 Lenders” or any other provision hereof specifying the number or percentage of Tranche 1 Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Tranche 1 Lender, or (C) change any provision of this Section or the definition of “Required Tranche 2 Lenders” or any other provision hereof specifying the number or percentage of Tranche 2 Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Tranche 2 Lender;

(k) except as otherwise permitted or contemplated by this Agreement, otherwise change the provisions of any Loan Document in a manner that by its terms could reasonably be expected, in any material respect, to adversely affect payments due to Lenders holding Loans in a particular Tranche differently from the rights of Lenders holding Loans in the other Tranche without the prior written consent of the requisite Lenders in the adversely affected Tranche (i.e., in the case of Tranche 1, the Required Tranche 1 Lenders, and in the case of Tranche 2, the Required Tranche 2 Lenders);

(l) release either Guarantor from the Guaranty without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that

(x) the Commitment of any Defaulting Lender under any Tranche may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Loan Party, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, telecopier or facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier or facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Facility Guarantor or the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuers or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LOAN PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Loan Party Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company, the Facility Guarantor, any other Loan Party, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier or facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Loan Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and all the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. In the event that any Lender, or any successor in title, transferee or assignee thereof, requests the notarization in Spain of this Agreement, any ancillary document related thereto or the notarization of an Assignment and Assumption agreement, the parties hereto agree that the taxes, costs, and expenses related to such notarization will not be borne by the Company or any Designated Borrower but by such Lender, or any successor in title, transferee or assignee thereof, requesting notarization; provided that if such notarization is reasonably requested by the Administrative Agent (upon the reasonable instruction of the Required Lenders), then such taxes, costs and expenses will be borne by the Company or a Designated Borrower, as applicable.

(b) Indemnification by Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Facility Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Facility Guarantor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Facility Guarantor, the Company, or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Facility Guarantor, the Company, or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Facility Guarantor, the Company, or such other Loan Party, as the case may be, has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from disputes solely between or among Indemnitees (other than any claims against any Indemnitee in its capacity as the Administrative Agent, an Arranger, an L/C Issuer or the Swing Line Lender or any similar role under this Agreement or any other Loan Documents or any of their Subsidiaries or Affiliates (in each case, acting in its capacity as such)) and not arising out of or involving any act or omission of the Borrowers or any of their Subsidiaries or Affiliates (including their officers, directors, employees or controlling Persons). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company or the Facility Guarantor for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the applicable L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the applicable L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment under any Tranche and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Tranche) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (in each case with respect to any Tranche) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignment) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate and the Loans at the time owing to it under such Tranche or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of any Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches hereunder on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Tranche 1 Loans and Tranche 1 Commitments that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Tranche 1 Loans and Tranche 1 Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Facility Guarantor or any of the Facility Guarantor’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being non-fiduciary and solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender or the Facility Guarantor or any of the Facility Guarantor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Tranche 1 Commitment and Tranche 1 Loans pursuant to subsection (b) above, such L/C Issuer may, upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Company shall be entitled to appoint from among the Tranche I Lenders a successor L/C Issuer hereunder; provided, however, that (x) no failure by the Company to appoint any such successor shall affect the resignation of any L/C Issuer and (y) no such appointment shall be effective without the consent of the appointed L/C Issuer, as the case may be. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Tranche 1 Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. No resignation by any L/C Issuer shall impact or affect the rights, duties and obligations of any other L/C Issuer hereunder.

(g) Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Tranche 1 Commitment and Tranche 1 Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Company shall be entitled to appoint from among the Tranche I Lenders a successor Swing Line Lender hereunder; provided, however, that (x) no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender, as the case may be and (y) no such appointment shall be effective without the consent of the appointed Swing Line Lender, as the case may be. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Tranche 1 Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, as the case may be.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to, upon the request of, (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the prior written consent of the Company, (i) on a confidential basis to any credit insurance provider relating to the Borrowers and their obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Facility Guarantor, the Company or any of their Subsidiaries and that is not in breach of a confidentiality obligation to the Facility Guarantor or to the Company or any of their Subsidiaries. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments, but only to the extent consistent with information that has previously been publicly disclosed by the Facility Guarantor.

For purposes of this Section, “Information” means all information received from the Facility Guarantor or any Subsidiary relating to the Facility Guarantor or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Facility Guarantor or any Subsidiary (from a source other than the Facility Guarantor or any Subsidiary and that is not in breach of a confidentiality obligation to the Facility Guarantor or any Subsidiary), provided that, in the case of information received from the Facility Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care or the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Facility Guarantor or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

If any Loan Party provides the Lender Parties with personal data of any individual as required by or pursuant to the Loan Documents, that Loan Party represents and warrants to the Lender Parties that it has, to the extent required by law, (a) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed, and (b) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Lender Parties, in each case, in accordance with or for the purposes of the Loan Documents. Each Loan Party agrees and undertakes to notify the Administrative Agent promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Lender Party of any personal data provided by that Loan Party to any Lender Party. Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Notwithstanding anything to the contrary contained herein, each Lender, each L/C Issuer and their respective Affiliates shall have no right to set off and apply any deposits held or other obligations owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Foreign Obligor against any of the obligations of any Loan Party which is not a Foreign Obligor. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE FOREGOING, EACH DESIGNATED

BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AUTHORIZED AGENT WITH ALL POWERS NECESSARY TO RECEIVE ON ITS BEHALF SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS IN ANY OF SUCH COURTS IN AND OF THE STATE OF NEW YORK. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO A DESIGNATED BORROWER IN CARE OF THE COMPANY AT ITS ADDRESS FOR NOTICES PROVIDED FOR IN SECTION 11.02, AND EACH DESIGNATED BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE COMPANY TO ACCEPT SUCH SERVICE ON ITS BEHALF AND AGREES THAT THE FAILURE OF THE COMPANY TO GIVE ANY NOTICE OF ANY SUCH SERVICE TO SUCH DESIGNATED BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. THE COMPANY HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT AS PROCESS AGENT.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers, are arm’s-length commercial transactions between each Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A), the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its respective Affiliates or any other Person and (B) neither the Administrative Agent nor any Lender nor any Arranger has

any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender nor any Arranger has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, the Guarantor, the Company, and each other Loan Party, each hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each Guarantor, Borrower, and other Loan Party agree that it will not claim that the Administrative Agent, the Lenders or the Arrangers have rendered advisory services of any nature or respect or owe a fiduciary or similar duty to any Guarantor, Borrower, or other Loan Party, in connection with such transactions or the process leading thereto.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, any L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, such L/C Issuer or such Lender pursuant to procedures approved by it and provided, further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each Guarantor in respect of any such sum due from it to any Lender Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in the Judgment Currency, such Lender Party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Lender Party from a Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Lender Party in such currency, such Lender Party agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

11.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution;

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE

PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	CFO

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	CFO

Discovery Communications, LLC

2016 Credit Agreement

DISCOVERY COMMUNICATIONS EUROPE LTD.

By:	/s/ Hester Wheeley
Name:	Hester Wheeley
Title:	SVP, Legal

Discovery Communications, LLC

2016 Credit Agreement

DNI GLOBAL LLP

By:	/s/ Doug Baker
Name:	Doug Baker
Title:	EVP, COO & CFO, Discovery Networks International

Discovery Communications, LLC

2016 Credit Agreement

DISCOVERY CORPORATE SERVICES LIMITED

By:	/s/ John Kenneth Honeycutt
Name:	John Kenneth Honeycutt
Title:	Director

Discovery Communications, LLC

2016 Credit Agreement

DISCOVERY LUXENBOURG HOLDINGS 1 S.À.R.L.

By:	/s/ Delphine André
Name:	Delphine André
Title:	Authorized Signatory

Discovery Communications, LLC

2016 Credit Agreement

DISCOVERY NETWORKS ASIA-PACIFIC PTE. LTD.

By:	/s/ Nilesh Zaveri
Name:	Nilesh Zaveri
Title:	SVP CFO Finance

Discovery Communications, LLC

2016 Credit Agreement

DISCOVERY NETWORKS ASIA-PACIFIC PTE. LTD.

By:	/s/ Arthur Bastings
Name:	Arthur Bastings
Title:	President and Managing Director

Discovery Communications, LLC

2016 Credit Agreement

DISCOVERY NETWORKS, S.L.

By:	/s/ Francesca Ana Garrigues Aldrich
Name:	Francesca Ana Garrigues Aldrich
Title:	Director

Discovery Communications, LLC

2016 Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Larkin
Name:	Angela Larkin
Title:	Assistant Vice President

Discovery Communications, LLC

2016 Credit Agreement

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and an L/C Issuer

By:	/s/ Marie F. Harrison
Name:	Marie F. Harrison
Title:	Vice President

Discovery Communications, LLC

2016 Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and an L/C Issuer

By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Managing Director

Discovery Communications, LLC

2016 Credit Agreement

MIZUHO BANK, LTD., as a Lender and an L/C Issuer

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

Discovery Communications, LLC

2016 Credit Agreement

CITIBANK, N.A., as a Lender and an L/C Issuer

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

Discovery Communications, LLC

2016 Credit Agreement

ROYAL BANK OF CANADA, as a Lender and an L/C Issuer

By:	/s/ Alfonse Simone
Name:	Alfonse Simone
Title:	Authorized Signatory

Discovery Communications, LLC

2016 Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

Discovery Communications, LLC

2016 Credit Agreement

BNP PARIBAS, as a Lender and an L/C Issuer

By:	/s/ Nicolas Rabier
Name:	Nicolas Rabier
Title:	Managing Director

By:	/s/ Gregoire Poussard
Name:	Gregoire Poussard
Title:	Vice President

Discovery Communications, LLC

2016 Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

Discovery Communications, LLC

2016 Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Rafael Tobon
Name:	Rafael Tobon
Title:	Director

Discovery Communications, LLC

2016 Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Daniel L. Nichols
Name:	Daniel L. Nichols
Title:	Vice President

Discovery Communications, LLC

2016 Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Travagline
Name:	James Travagline
Title:	Director

Discovery Communications, LLC

2016 Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Matthew Antioco
Name:	Matthew Antioco
Title:	Vice President

Discovery Communications, LLC

2016 Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Discovery Communications, LLC

2016 Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Discovery Communications, LLC

2016 Credit Agreement

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Tranche 1 Lenders	Commitment	Applicable Percentage
Bank of America, N.A.	$180,000,000.00	12.631578947%
JPMorgan Chase Bank, N.A.	$180,000,000.00	12.631578947%
Mizuho Bank, Ltd.	$180,000,000.00	12.631578947%
Citibank, N.A.	$180,000,000.00	12.631578947%
BNP Paribas	$180,000,000.00	12.631578947%
Royal Bank of Canada	$180,000,000.00	12.631578947%
Barclays Bank PLC	$147,500,000.00	10.350877193%
The Bank of Nova Scotia	$147,500,000.00	10.350877193%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000.00	3.508771930%

Total Tranche 1	$1,425,000,000.00	100.000000000%

Tranche 2 Lenders	Commitment	Applicable Percentage
Credit Suisse AG, Cayman Islands Branch	$180,000,000.00	31.304347826%
SunTrust Bank	$147,500,000.00	25.652173913%
Wells Fargo Bank, National Association	$147,500,000.00	25.652173913%
Morgan Stanley Bank, N.A.	$50,000,000.00	8.695652174%
Goldman Sachs Bank USA	$50,000,000.00	8.695652174%

Total Tranche 2	$575,000,000.00	100.000000000%

Total Tranche 1 and Tranche 2	$2,000,000,000.00	100.000000000%

Schedule 2.01

SCHEDULE 2.01A

CLOSING DATE TRANCHE 1 BORROWERS

Discovery Communications, LLC

Discovery Communications Europe, Ltd.

DNI Global LLP

Discovery Corporate Services Limited

Discovery Luxembourg Holdings 1 S.à r.l.

Discovery Networks Asia-Pacific Pte. Ltd.

Discovery Networks, S.L.

Schedule 2.01A

SCHEDULE 2.01B

CLOSING DATE TRANCHE 2 BORROWERS

Discovery Communications, LLC

Discovery Communications Europe, Ltd.

Discovery Corporate Services Limited

Discovery Luxembourg Holdings 1 S.à r.l.

DNI Global LLP

Schedule 2.01B

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation (the “Guarantor”), the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Company hereby requests on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐	A Borrowing of Tranche [1][2] Loans	☐	A conversion or continuation of Tranche [1][2] Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .

  [Type of Committed Loan requested]

4.	In the following currency:

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

6.	On behalf of [insert name of applicable Designated Borrower].

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

DISCOVERY COMMUNICATIONS, LLC

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:      Bank of America, N.A., as Swing Line Lender

     Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation (the “Guarantor”), the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

DISCOVERY COMMUNICATIONS, LLC

By:
Name:
Title:

B-1

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF [AMENDED AND RESTATED]1 NOTE

(TRANCHE 1 LOANS)

            ,

FOR VALUE RECEIVED, each of the undersigned (each a “Borrower” and, collectively, the “Borrowers”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Tranche 1 Loan from time to time made by the Lender to such Borrower under that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation (the “Guarantor”), the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Each Borrower promises to pay interest on the unpaid principal amount of each Tranche 1 Loan from the date of such Tranche 1 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [Amended and Restated] Note (this “Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. [This Note is issued in replacement of a Note dated June 20, 2014, issued to the Lender pursuant to the Existing Credit Agreement (the “Original Note”) and does not effect any refinancing or extinguishment of the indebtedness and obligations of such Original Note and is not a novation but is a replacement of such Original Note.] Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Tranche 1 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this and endorse thereon the date, amount, currency and maturity of its Tranche 1 Loans and payments with respect thereto.

[1]	Bracketed language to be included for any Existing Lender previously issued a Note under the Existing Credit Agreement who has made arrangement satisfactory to the Company for return of such Note.

C-1

Form of [Amended and Restated] Note

(Tranche 1 Loans)

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank]

C-2

Form of [Amended and Restated] Note

(Tranche 1 Loans)

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

DISCOVERY COMMUNICATIONS, LLC

By:
Name:
Title:

[DESIGNATED BORROWERS]

By:
Name:
Title:

C-3

Form of [Amended and Restated] Note

(Tranche 1 Loans)

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-4

Form of [Amended and Restated] Note

(Tranche 1 Loans)

EXHIBIT C-2

FORM OF [AMENDED AND RESTATED]2 NOTE

(TRANCHE 2 LOANS)

            ,

FOR VALUE RECEIVED, each of the undersigned (each a “Borrower” and collectively, the “Borrowers”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Tranche 2 Loan from time to time made by the Lender to such Borrower under that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation (the “Guarantor”), the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Each Borrower promises to pay interest on the unpaid principal amount of each Tranche 2 Loan from the date of such Tranche 2 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [Amended and Restated] Note (this “Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. [This Note is issued in replacement of a Note dated June 20, 2014, issued to the Lender pursuant to the Existing Credit Agreement (the “Original Note”) and does not effect any refinancing or extinguishment of the indebtedness and obligations of such Original Note and is not a novation but is a replacement of such Original Note.] Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Tranche 2 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Tranche 2 Loans and payments with respect thereto.

[2]	Bracketed language to be included for any Existing Lender previously issued a Note under the Existing Credit Agreement who has made arrangement satisfactory to the Company for return of such Note.

Form of [Amended and Restated] Note

(Tranche 2 Loans)

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank]

Form of [Amended and Restated] Note

(Tranche 2 Loans)

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

DISCOVERY COMMUNICATIONS, LLC

By:
Name:
Title:

[DESIGNATED BORROWERS]

By:
Name:
Title:

Form of [Amended and Restated] Note

(Tranche 2 Loans)

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of [Amended and Restated] Note

(Tranche 2 Loans)

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation (the “Guarantor”), the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                           of the Guarantor, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Guarantor, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Guarantor has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. The Guarantor has also delivered the year-end unaudited financial statements required by Section 6.01(a) of the Agreement. Such financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Guarantor and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Guarantor has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Guarantor ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Guarantor and its Subsidiaries.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Guarantor during the accounting period covered by such financial statements.

Form of Compliance Certificate

3. A review of the activities of the Guarantor, the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate. [With respect to each Specified Transaction consummated during the Measurement Period ended as of the Financial Statement Date set forth above, Schedule 3 sets forth pro forma adjustments to Schedules 1 and 2 required by Section 1.03(d) of the Agreement in respect of such Specified Transaction.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,

DISCOVERY COMMUNICATIONS, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11 (b) – Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

	1.	Consolidated Net Income for Subject Period:	$

	2.	Consolidated Interest Charges for Subject Period:	$

	3.	Provision for income taxes for Subject Period:	$

	4.	Depreciation expenses for Subject Period:	$

	5.	Amortization expenses (other than Film Rights Amortization) for Subject Period:	$

	6.	Non-cash expense related to long term incentive plans:	$

	7.	Non cash amounts attributable to minority interests:	$

	8.	Non-cash amounts attributable to losses on equity interests in unconsolidated Persons:	$

	9.	Non-recurring, non-cash reductions of Consolidated Net Income for Subject Period:	$

	10.	Income tax credits for Subject Period:	$

	11.	Non-cash additions to Consolidated Net Income for Subject Period:	$

	12.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6+ 7+ 8+ 9 – 10 – 11):	$

B.	Consolidated Interest Charges for Subject Period:		$

C.	Consolidated Interest Coverage Ratio (Line I.A.9 ÷ Line I.B):		to 1

Minimum required: 3.00 to 1

Form of Compliance Certificate

II.	Section 7.11 (c) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$

B.	Consolidated EBITDA for Subject Period (Line I.A.9 above):	$

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1

Maximum permitted: 4.50 to 1

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income

+ Consolidated Interest Charges

+ income taxes

+ depreciation expense

+ amortization expense

+ long term incentive plans

+ minority interest

+ losses on unconsolidated Persons

+ non-recurring non-cash expenses

- income tax credits

- non-cash income

= Consolidated EBITDA

Form of Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

Specified Transactions

(Pro Forma Adjustments)

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the Credit Agreement identified below (including, without limitation, the Letters of Credit and the Swing Line Loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except

[3]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[4]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[5]	Select as appropriate
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1-1

Form of Assignment and Assumption

as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower[s]:[7] Discovery Communication, LLC

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Credit Agreement, dated as of February 4, 2016, among Discovery Communications, LLC, Discovery Communications, Inc., the Designated Borrowers form time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Tranche [1][2] Commitments for all Lenders	Amount of Tranche [1][2] Commitment Assigned*	Percentage Assigned of Tranche [1][2] Commitment[10]		CUSIP Number
		$	$		%

		$	$		%

		$	$		%

[7.	Trade Date: ] [11]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank]

[7]	To be completed with applicable Borrowers for the Tranche to be assigned.
[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-2

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

E-1-3

Form of Assignment and Assumption

[Consented to and] [12] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:] [13]

DISCOVERY COMMUNICATIONS, LLC

By:
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties (e.g., Swing Line Lender, L/C Issuers) is required by the terms of the Credit Agreement.

E-1-4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Amended and Restated Credit Agreement dated as of February 4, 2016, among Discovery Communications, LLC, Discovery Communications, Inc., the Designated Borrowers party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and

E-1-5

Form of Assignment and Assumption

(b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

E-1-6

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

E-2-1

Form of Administrative Questionnaire

EXHIBIT G-1

FORM OF OPINION

See attached.

Form of Opinion

EXHIBIT G-2

FORM OF OPINION

(UK)

See attached.

Form of Opinion

(UK)

EXHIBIT G-3

FORM OF OPINION

(Singapore)

See attached.

Form of Opinion

(Singapore)

EXHIBIT G-4

FORM OF OPINION

(Luxembourg – counsel to the Loan Parties)

See attached.

Form of Opinion

(Luxembourg – Loan Parties)

EXHIBIT G-5

FORM OF OPINION

(Luxembourg – counsel to the Administrative Agent)

See attached.

Form of Opinion

(Luxembourg - Agent)

EXHIBIT G-6

FORM OF OPINION

(Spain)

See attached.

Form of Opinion

(Spain)

EXHIBIT H

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                      (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is                     .

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower, except that, in all cases, the obligations of the Designated Borrowers that are Foreign Subsidiaries under the Credit Agreement shall be several

H-1

Form of Designated Borrower Request and Assumption Agreement

and not joint. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement, to the extent the same relate to the Designated Borrower.

The parties hereto hereby request that the Designated Borrower be entitled to receive Tranche [1][2] Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Title:

DISCOVERY COMMUNICATIONS, LLC

By:
Title:

H-2

Form of Designated Borrower Request and Assumption Agreement

EXHIBIT I

FORM OF DESIGNATED BORROWER NOTICE

Date:             ,

To:	Discovery Communications, LLC

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                    ] shall be a Designated Borrower and may receive [Tranche 1/Tranche 2] Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

I-1

Form of Designated Borrower Notice

EXHIBIT K-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

DATE: , 20[ ]

K-4

Form of U.S. Tax Compliance Certificate